Exhibit 2.01

MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT

AMONG

CONSOL ENERGY, INC.

CONSOL MINING HOLDING COMPANY LLC

CONSOL BUCHANAN MINING COMPANY LLC

CONSOL AMONATE MINING COMPANY LLC

CONSOL MINING COMPANY LLC

CNX LAND LLC

CNX MARINE TERMINALS INC.

CNX RCPC LLC

CONSOL PENNSYLVANIA COAL COMPANY LLC

CONSOL AMONATE FACILITY LLC

AND

CORONADO IV LLC

DATED AS OF

FEBRUARY 26, 2016

i

Section 10.12 Specific Performance.	101

Section 10.13 Counterparts.	101

Section 10.14 Counsel for Parent.	101

Section 10.15 Disclosure Schedules.	102

v

Exhibits

EXHIBIT A-1	-	AMONATE BOUNDARY AREA
EXHIBIT A-2	-	AMONATE EXCLUDED ASSETS
EXHIBIT B-1	-	BUCHANAN MINE AREA
EXHIBIT B-2	-	TARGET EXCLUDED ASSET LEASES FOR COAL SEAM EXCLUSIONS
EXHIBIT B-3	-	MISCELLANEOUS CONSOL RETAINED PROPERTY
EXHIBIT B-4	-	TARGET COAL SEAM RIGHTS TRANSFERRED IN
EXHIBIT B-5	-	POCAHONTAS NO. 3 COAL SEAM SUBLEASED PROPERTIES
EXHIBIT B-6	-	TARGET SURFACE INTERESTS TRANSFERRED IN
EXHIBIT C	-	RESERVE ASSUMED CONTRACTS
EXHIBIT D-1	-	PERMITTED LIENS (MECHANICS’ LIENS, ETC.)
EXHIBIT D-2	-	PERMITTED LIENS (CAPITAL LEASES)
EXHIBIT E-1	-	PANGBURN SHANER FALLOWFIELD RESERVE AREA MAP
EXHIBIT E-2	-	RESERVED OWNED PROPERTY
EXHIBIT E-3	-	RESERVE PROPERTY LEASES
EXHIBIT E-4	-	RUSSELL COUNTY RESERVE AREA
EXHIBIT F-1	-	TARGET EXCLUDED ASSETS (PERSONAL PROPERTY)
EXHIBIT F-2	-	TARGET EXCLUDED ASSETS (IMPROVEMENTS)
EXHIBIT F-3	-	TARGET EXCLUDED ASSETS (INJECTION WELLS)
EXHIBIT F-4	-	TARGET EXCLUDED ASSETS (CONTRACTS)
EXHIBIT G-1	-	AMONATE OWNED REAL PROPERTY
EXHIBIT G-2	-	AMONATE ASSUMED LEASES
EXHIBIT G-3	-	AMONATE PERMITS
EXHIBIT G-4	-	AMONATE ASSUMED CONTRACTS
EXHIBIT H	-	TARGET EXCLUDED LIABILITIES
EXHIBIT I	-	REORGANIZATION (ASSETS TRANSFERRED TO TARGET)
EXHIBIT J	-	ASSIGNMENT
EXHIBIT K	-	ESTIMATED CLOSING WORKING CAPITAL STATEMENT
EXHIBIT L	-	REPLACEMENT GUARANTEES
EXHIBIT M-1	-	AMENDED AND RESTATED MASTER COOPERATION AND SAFETY AGREEMENT
EXHIBIT M-2	-	DRILLING AND RELATED SERVICES AGREEMENT
EXHIBIT M-3	-	GAS PURCHASE AGREEMENT (NAESB)
EXHIBIT M-4	-	SUBSIDENCE AGREEMENT
EXHIBIT M-5	-	COMMAND CENTER SERVICES AGREEMENT
EXHIBIT N	-	OPTION AGREEMENT
EXHIBIT O	-	TRANSITION SERVICES AGREEMENT
EXHIBIT P	-	TRANSFERRED BUSINESS FINANCIAL STATEMENTS
EXHIBIT Q	-	RESIGNATIONS

EXHIBIT R	-	PERMIT OPERATING AGREEMENT
EXHIBIT S	-	MULTI-USE CONTRACTS
EXHIBIT T	-	AMONATE ASSETS
EXHIBIT U	-	AFFILIATED SUBLEASES

MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT

This Membership Interest and Asset Purchase Agreement (this “Agreement”), dated as of February 26, 2016, is entered into among CONSOL ENERGY, INC., a Delaware corporation (“Parent”), CONSOL AMONATE MINING COMPANY LLC, a Delaware limited liability company (“CAM”), CONSOL AMONATE FACILITY LLC, a Delaware limited liability company, the RESERVE PROPERTY SELLERS, CONSOL MINING HOLDING COMPANY LLC, a Delaware limited liability company (“CMHC” and together with Parent, CONSOL Amonate Facility LLC, CAM and the Reserve Property Sellers, collectively the “Sellers”), CONSOL BUCHANAN MINING COMPANY LLC, a Delaware limited liability company (“Target”) and CORONADO IV LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Parent, indirectly through CMHC, owns all of the issued and outstanding membership interests (the “Membership Interests”) in Target;

WHEREAS, CAM owns the Amonate Business (as defined below) and the Reserve Property Sellers own the Reserve Property (as defined below);

WHEREAS, prior to the Closing, the Parent and CMHC will affect a reorganization that will result in Sellers transferring from Target to a Seller or any Affiliate of a Seller, the CONSOL Retained Property, Target Excluded Assets and the Target Excluded Liabilities, which will be effected by the Target divesting the business, assets and liabilities related to the CONSOL Retained Property, Target Excluded Assets and Target Excluded Liabilities and Sellers or the applicable Affiliate of Sellers transferring to the Target, certain assets related to the Target Business and certain limited obligations related to those assets that Buyer expressly agrees to assume under the terms of this Agreement and are expressly limited to obligations that arise as a result of events or circumstances that occur after the Closing (collectively, the “Reorganization”);

WHEREAS, Sellers and Parent wish to sell to Buyer, and Buyer wishes to purchase, the Membership Interests, the Reserve Property and the Amonate Assets; and

WHEREAS, in order to consummate the transactions contemplated in this Agreement, it will require multiple Affiliates of Parent to take certain actions and Parent will cause all such Affiliates to take all reasonable actions that are required in order to consummate the transactions contemplated in this Agreement and to meet the obligations of the Seller Parties set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Affected Business” has the meaning set forth in Section 5.10(d).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Arrangement” means an executory Contract between Target, on the one hand, and a Seller, Parent, any Affiliate of a Seller or Parent or any current or former member, manager, employee, officer or director of Target or Affiliate of Target or any Affiliate of such current or former member, manager, employee, officer or director, on the other hand.

“Agreement” has the meaning set forth in the preamble.

“Amonate Assets” has the meaning set forth in Section 2.01(b).

“Amonate Assumed Leases” means all of the Real Property leased or sub-leased by CAM or any Affiliate of CAM that is used in, or part of, the Amonate Business and all interests and rights in such leases and sub-leases, including, without limitation, the leases and sub-leases set forth on Exhibit G-2.

“Amonate Boundary Area” means the Real Property located within the boundary line depicted on Exhibit A-1.

“Amonate Business” means (i) the care, maintenance, operation and use of the Amonate Real Property, the Amonate Assets and the idled mine that is part of the Amonate Business and (ii) any other business and operations of CAM (wherever such business and operations are situated or conducted). Notwithstanding the foregoing, the Amonate Business does not include the Amonate Excluded Assets.

“Amonate Business Employee” means any current or former employee, consultant or independent contractor of CAM or any Affiliate of CAM whose responsibilities primarily relate or are related to the Amonate Business.

“Amonate Excluded Assets” means (x) all CONSOL Retained Property and (y) the following assets of CAM: (i) all cash, cash equivalents and marketable securities; (ii) the corporate seals, Organizational Documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of CAM; (iii) all insurance policies and benefits; (iv) all claims for refund of Taxes and other governmental charges of whatever nature; (v) CAM’s equity interest in any Affiliate or any other Person; (vi) all rights, which accrue or will accrue, to CAM under this Agreement and any other agreement that is contemplated in this Agreement to be delivered at the Closing; (vii) all bank accounts; (viii) all Contracts other than the Amonate Assumed Contracts and Amonate Assumed Leases; (ix) any accounts receivables; (x) all software (including licenses) and computer hardware used in the Amonate Business; (xi) the Option Assets; and (xii) those assets, rights and properties listed on Exhibit A-2.

“Amonate Leased Property” means the Real Property that is leased or subleased by CAM or any Affiliate of CAM pursuant to the Amonate Assumed Leases, but excluding the Amonate Excluded Assets

“Amonate Owned Real Property” means all of the Real Property owned by CAM or any Affiliate of CAM that is used in, or a part of, the Amonate Business, including without limitation, the Real Property set forth on Exhibit G-1, but excluding the Amonate Excluded Assets.

“Amonate Permits” has the meaning set forth in Section 2.01(b)(iv).

“Amonate Real Property” means the Amonate Owned Real Property and the Amonate Leased Property, but excluding the Amonate Excluded Assets.

“Asset Sellers” means all Reserve Property Sellers, CAM, and any Affiliate of CAM that transfers to Buyer any of the Amonate Real Property or Amonate Assets pursuant to the terms of this Agreement and CONSOL Amonate Facility LLC following the closing of the transactions contemplated by the Option Agreement.

“Assignment” has the meaning set forth in Section 2.05(b)(i).

“Assignment Documents” has the meaning set forth in Section 2.03(b).

“Assumed Liabilities” has the meaning set forth in Section 2.01(d).

“Audit” has the meaning set forth in Section 2.02(b)(v).

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Base Purchase Price” has the meaning set forth in Section 2.02(a).

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” means each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by a Person for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of that Person or any spouse or dependent of such individual, or under which that Person or any of its ERISA Affiliates has or may have any Liability, contingent or otherwise.

“Black Lung Act” has the meaning set forth in Section 5.16.

“Buchanan Mine Area” means the area within the “Buchanan Mine Area Boundary” depicted on the map attached as Exhibit B-1.

“Buchanan Surface Interest” means the areas within the orange tracts labeled “Target Owned Properties (Surface),” and the Kennedy Water Pipeline Easement, Water Discharge Pipeline Easement, and Sewer Line Easement, all depicted on the map attached as Exhibit B-1.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Delaware are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnities” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means KPMG, LLP.

“CAM” has the meaning set forth in the preamble.

“Cap” has the meaning set forth in Section 8.04(a).

“Capture” shall mean to collect, use, produce, treat (if necessary), process (if necessary), transport, store (if necessary), market, and sell Gas that is available from any well.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Change of Control” means: (i) the sale of all or substantially all of the assets of a Person to a third party; (ii) a sale in a single transaction or a series of transactions resulting in more than 50% of the outstanding equity interests of the Person being held by Persons who were not the original equity holders of that Person; or (iii) a merger, consolidation, recapitalization or reorganization of the Person with or into a third party that results in the inability of the then current equity holders of that Person to designate or elect a majority of the managers or the board of directors (or its equivalent) of the resulting entity or its parent company.

“Change of Control Agreement” has the meaning set forth in Section 3.22(o).

“Claim Amount” has the meaning set forth in Section 2.04(d).

“Claim Notice” has the meaning set forth in Section 2.04(d).

“Closing” has the meaning set forth in Section 2.07.

“Closing Adjustment” has the meaning set forth in Section 2.06(b)(ii).

“Closing Date” has the meaning set forth in Section 2.07.

“Closing Working Capital” means: (a) the Current Assets of the Transferred Business, less (b) the Current Liabilities of the Transferred Business, determined as of the close of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.06(c)(i).

“CMHC” has the meaning set forth in the preamble.

“Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992, all amendments thereto (including but not limited to the Tax Relief and Retiree Health Care Act of 2006), all other statutory provisions codified at Subtitle J, Chapter 99 of the Internal Revenue Code (26 U.S.C. Sections 9701, et seq.) and all regulatory or other guidance issued thereunder.

“Coal Inventory” means collectively the Raw Coal and Finished Goods Coal.

“Code” means the Internal Revenue Code of 1986, as amended.

“CONSOL Marks” has the meaning set forth in Section 5.17.

“Consol Retained Property” means all right, title and interest of Parent or any Affiliates of Parent (including Target), whether owned, leased, or otherwise controlled, in and to:

(a) any non-surface real property interests (including coal, other minerals, and Gas, and all associated mining, drilling and other development rights) outside the Buchanan Mine Area, the Amonate Boundary Area, the Russell County Reserve Area, and the Pangburn Shaner Fallowfield Reserve Area other than the P4 Seam Inclusion;

(b) any rights to any minerals (other than coal), and associated mining rights for such minerals, wherever located;

(c) any rights to any Gas, and all associated rights for such Gas, wherever located;

(d) any surface interests outside the Buchanan Surface Interest, the Amonate Boundary Area, the Russell County Reserve Area, and the Pangburn Shaner Fallowfield Surface Interest;

(e) any surface interest wherever located, including easements, Improvements and facilities located thereon, whether or not of record, or which may be apparent upon inspection, (i) used to support Gas operations, including but not limited to all surface owned or easements used by CNX Gas Company LLC and/or Cardinal State Gathering Company and/or (ii) used to support the operations of Buchanan Generation, LLC or the operation of its power plant, known as the “Peaker Plant,” and including but not limited to all surface owned or easements used by Buchanan Generation, LLC;

(f)    any other property or asset set forth on Exhibit B-3.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means the prepaid expenses and Inventory of the Transferred Business but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) the Excluded Assets, with each item determined in accordance with GAAP consistent with past practice, but without giving effect to any changes in such items or the Transferred Business resulting from the transactions (other than the Reorganization) contemplated by this Agreement.

“Current Liabilities” means the current accrued expenses (other than the portion of any Indebtedness or other Liabilities that are paid off, transferred or released at Closing) of the Transferred Business, including all accrued wages, salaries and bonuses (including the proportional amount of any bonuses that have accrued through the Closing but are due after the Closing Date and excluding any bonuses that are as a result of a Change of Control Agreement and included in the Excluded Liabilities or any other bonuses that are included in the Excluded Liabilities), but specifically excluding (a) all accounts payable and trade payables that are Excluded Liabilities, (b) all Taxes for any Pre-Closing Tax Period (c) any Intercompany

Obligations and (d) contingent Liabilities and reclamation and other future Liabilities relating to Permits and Mining Authorizations, each item determined in accordance with GAAP consistent with past practice, but without giving effect to any changes in such items or the Transferred Business resulting from the transactions (other than the Reorganization) contemplated by this Agreement.

“De Minimis Threshold” has the meaning set forth in Section 8.04(a).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller Parties to Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(d)(iii).

“Eligible Purchase” means any purchase of coal that is mined at the Target Mine that will be shipped to an ultimate location that is not located in the United States or Canada.

“Environmental Claim” means any Action, Governmental Order, Lien, fine, penalty, written notice, or, as to each, any settlement or judgment arising therefrom, by or from any Person asserting liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any non-compliance with any Environmental Law or term or condition of any Mining Authorization or Mining Application.

“Environmental Law” means any applicable Law in effect as of the Closing Date: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), including without limitations, Laws applicable to mining, blasting associated with mining, dams and impoundment; (b) concerning the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, emissions, discharge, Releases or threatened Releases, transportation, processing, production, disposal or remediation of any Hazardous Materials; and (c) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Law” includes, without limitation, the applicable portions of the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; SMCRA; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33

U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Mining Authorization.

“EPA” means the Environmental Protection Agency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with a Person or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means US Bank.

“Escrow Amount” means $21,000,000.

“Escrow Release Dates” has the meaning set forth in Section 2.04(d).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.06(b)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.06(b)(i).

“Excluded Assets” means the Amonate Excluded Assets, CONSOL Retained Property, the Target Excluded Assets and the Reserve Excluded Assets.

“Excluded Liabilities” means the Target Excluded Liabilities and Asset Sale Excluded Liabilities.

“Exercise Period” has the meaning set forth in Section 5.28(c).

“FCPA” means the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder or any other applicable anti-corruption Law.

“Financial Statements” has the meaning set forth in Section 3.06.

“Finished Goods Coal” means the stockpiled coal owned or controlled by or on behalf of Target related to the Target Business, other than Raw Coal, which are of suitable quality on a standalone or blended basis (with other available existing stockpiled coal) meeting customer specifications to be sold without processing, with such coal being valued in accordance with GAAP, consistent with past practice.

“First Escrow Release Date” has the meaning set forth in Section 2.04(d).

“Fundamental Representations” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles in effect as of the Closing Date.

“Gas” means any natural gas and constituents thereof that can be extracted and produced from a well, wellbore, venthole or shaft, by conventional or unconventional means and includes occluded methane gas and all associated natural gas and other hydrocarbons of whatever quality or quantity produced or emitted from coalbeds or coal formations and seams and any related, associated, or adjacent rock material or strata. For the avoidance of doubt, the term “Gas” shall expressly include all substances commonly known as coalbed methane, coal mine methane, gob gas, gas, casinghead gas, casinghead gasoline, gas condensate and distillate, hydrogen sulfide gas, helium, and any other gas, whether combustible or not. For purposes of this Agreement, “Gas” shall include oil and any other liquid or liquefiable hydrocarbons (including liquid hydrocarbons and associated products, whether in gaseous or liquid state) produced.

“Gas Agreements” has the meaning set forth in Section 7.02(h).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any Person acting pursuant to the “citizen suit” provisions of any applicable Law, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gross Sales Price” means the sale price of coal in an arm’s length transaction F.O.B. (Target Mine) after final preparation and loading and without any deduction of commission or selling expenses. In case of any coal that is not sold in an arm’s length transaction, the Gross Sales Price shall be the fair market value of such coal F.O.B. (Target Mine) at the time of shipment from the Target Mine. In the event an Eligible Purchase has a delivery location for the coal sold in that transaction other than F.O.B. (Target Mine), the following shall nonetheless apply:

(a) irrespective of the delivery location, the Gross Sales Price for such Eligible Purchase shall be calculated on an F.O.B. (Target Mine) basis;

(b) no costs or fees for transportation, trans-loading, loading, shipping, handling or any other costs or fees that result from a delivery location other than the Target Mine and are included in the sale price for such coal shall be used to calculate the Gross Sales Price for such Eligible Purchase; and

(c) to avoid doubt, no other costs or fees of any kind that are incurred after loading such coal for shipment at the Target Mine and are included in the sale price for such coal shall be used to calculate the Gross Sales Price for such Eligible Purchase.

“Guarantees” has the meaning set forth in Section 3.10(a).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, or gas, in each case that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls, in each case whether naturally occurring or manmade.

“Holdback” has the meaning set forth in Section 2.06(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” means all buildings, structures and improvements located on any real property owned, leased or subleased by Target or any other real property in which an interest (including a leasehold interest) is being transferred to Buyer as contemplated in this Agreement, including, without limitation, all improvements, fixtures, mine infrastructure, preparation plant structures and improvements, load-out structures and improvements, rail sidings, machinery, apparatus or equipment affixed to such real property.

“Indebtedness” means and includes, as to any Person, without duplication, except for (1) any accounts payable or trade credit entered into in the ordinary course of business, (2) obligations arising under operating leases entered into in the ordinary course of business and (3) obligations related to surety bonds or other security posted in connection with a Permits or Mining Authorizations, any (a) obligations for borrowed money which have been incurred in connection with the acquisition of property or assets or for the deferred payment of the cost of construction or improvement thereof, (b) obligations secured by any Lien on assets of such Person, other than Permitted Liens, (c) obligations for the deferred purchase price of assets created or arising under any conditional sale or other title retention agreement with respect to assets acquired, (d) all Indebtedness of any other Person guaranteed by such Person, (e) all capital leases (in accordance with GAAP) entered into or assumed, (f) obligations in respect of letters of credit but, only to the extent that, the letter of credit does not support an obligation already included in Indebtedness, (g) all obligations of such Person to purchase securities (or other property) that arise out of or in connection with the sale of the same or substantially similar securities (or property), (h) all obligations in respect of any hedging agreement, and (i) the deferred purchase price for any property.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.06(d)(iii).

“Instruments of Transfer” has the meaning set forth in Section 7.02(o).

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” means the intellectual property rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction anywhere in the world, including: (i) patent registrations and applications; (ii) copyright registrations and applications; (iii) registrations of and applications for trade names, trademarks, service names and service marks; (iv) Technology; and (v) domain names.

“Intercompany Obligations” means any payable, receivable, Indebtedness or other obligation of any kind that is due to or from Target on the one hand and any Affiliate of Target on the other hand.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Inventory” means the following items that included in the Transferred Business that are useable and not obsolete and valued in accordance with GAAP consistent with past practices: (i) all Coal Inventory wherever located; (ii) all spare parts; and (iii) all supplies.

“Knowledge of Seller Parties” or “Seller Parties’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Gill Gillenwater (Director Land Coal), Jimmy Brock (Executive Vice President – Coal Operations), Warren Merritt (Director of Business Development) Don Rush (Vice President Energy Marketing) and Katherine Frederiksen (Senior Vice President – Health, Safety and Environment), after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Losses” means losses, damages, Liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), Liabilities or assets of the Transferred Business, or (b) the ability of Seller Parties to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Target operates; (iii) any changes in financial or securities markets in general; (iv) act of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05 and Section 5.19; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) and (vi) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Transferred Business compared to other participants in the industries in which the Transferred Business is conducted.

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Material Customers” has the meaning set forth in Section 3.16(a).

“Material Suppliers” has the meaning set forth in Section 3.16(b).

“Material Terms” has the meaning set forth in Section 5.28(b).

“Membership Interests” has the meaning set forth in the recitals.

“Mining Applications” has the meaning set forth in Section 3.21(b).

“Mining Authorizations” means all licenses, permits and other Governmental Authority authorizations held or possessed by Target, any Predecessor Affiliate, any Asset Seller, any Affiliate of any Asset Seller or any party with a contractual relationship with Target, any Predecessor Affiliate, an Asset Seller or Affiliate of an Asset Seller, with respect to deep mining, surface mining, highwall mining, auger mining or other mining methods or mining related activities, including the processing, sale or transporting of coal and coal byproducts, the Capture of Gas, or activities defined under SMCRA, as “surface coal mining operations,” including without limitation the surface effects of underground mining operations, and including permits issued pursuant to the respective mining Laws of the Commonwealth of Virginia or the state in which such operations are located, relating to the mining operations, transportation, processing and handling activities, water use and discharge, air pollution, and dam control of Target, any Predecessor Affiliate, any Asset Seller or Affiliate of Asset Seller. With respect to any Predecessor Affiliate this definition is limited to only those “Mining Authorizations” that are related to the Target’s Business. With respect to any Asset Seller or Affiliate of an Asset Seller this definition is limited to only those “Mining Authorizations” that are related to the Transferred Business, or any party with a contractual relationship with an Asset Seller pertaining to the operations related to the Transferred Business. Notwithstanding the foregoing, “Mining Authorizations” specifically excludes any licenses, permits and other Governmental Authority authorizations held or possessed by Parent or any Affiliate of Parent (other than Target) or any Predecessor Affiliate relating to Gas operations or activities including the Capture of Gas.

“MSHA” means the Mine Safety and Health Administration.

“Multiemployer Plan” has the meaning set forth in Section 3.22(c).

“Multi-Use Contract” means any Contract relating to both the Transferred Business and an Excluded Asset and set forth on Exhibit S.

“Non-Cancelable Employment Contracts” has the meaning set forth in Section 3.10(a).

“Notice of Violation” has the meaning set forth in Section 5.10(e).

“Offer Notice” has the meaning set forth in Section 5.28(b).

“Option” means Buyer’s option to purchase the Option Assets pursuant to the Option Agreement.

“Option Agreement” has the meaning set forth in Section 7.02(j).

“Option Assets” means all of the assets that Buyer has the right to acquire pursuant to the terms of the Option Agreement, including, without limitation, any Permits or Mining Authorizations that are required for the operation and use of the Option Assets.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“P3 Seam Exclusion” has the meaning set forth in the definition of Target Excluded Assets.

“P4 Seam Inclusion” means the cross hatched area labeled “P-4 Seam Inclusion” on the map attached as Exhibit B-1.

“Pangburn Shaner Fallowfield Reserve Area” means, collectively, the areas within the “Pangburn Reserves Area,” “Shaner Reserves Area,” and the “Fallowfield Reserves Area” depicted on the map attached as Exhibit E-1.

“Pangburn Shaner Fallowfield Surface Interest” means the areas within the orange tracts labeled “Pangburn Surface Tracts” on the map attached as Exhibit E-1.

“Parent” has the meaning set forth in the preamble.

“Parent’s Accountants” means Ernst & Young, LLP.

“Parent Counsel” has the meaning set forth in Section 10.14.

“Permit Transfer Applications” has the meaning set forth in Section 5.10(a).

“Permit Transferor” has the meaning set forth in Section 5.10(c).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights, other than Mining Authorizations, obtained, or required to be obtained, from Governmental Authorities with respect to the Transferred Business.

“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith, (b) Liens of landlords and lessors and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due or which are being contested in good faith and are set forth on Exhibit D-1 including the amount, (c) Liens securing executory obligations under any lease that constitutes a “capital lease” under GAAP and are set forth on Exhibit D-2 including the amount outstanding on such leases, provided that all such Liens referenced on Exhibit D-2 shall be paid off on or prior to Closing, (d) zoning regulations, building codes and other land use or mining Laws regulating the use or occupancy of any of the Properties or the activities conducted thereon, (e) any utility company rights, easements and franchises, (f) Liens on cash, certificates of deposit or other collateral posted as security in lieu of bonds with respect to Permits and/or Mining Authorizations, (g) Liens arising under leases of personal property or equipment in favor of the owner thereof entered into in the ordinary course of business consistent with past practice and that are not material to the Transferred Business, (h) all covenants, conditions, restrictions, easements, encroachments, or rights of way apparent from an inspection of matters of record, (i) other than Liens securing Indebtedness, any matters of record (whether referred to by or contained in any documents or instruments of record) pertaining to or affecting the Properties other than those arising through or created by or through Parent or any Affiliate of Parent, (j) matters which would be disclosed by an accurate survey or inspection of the Properties which do not materially impair the occupancy or current use of such Properties which they encumber, or (k) Liens arising under or created by this Agreement or any of the Transaction Documents.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.06(c)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of Target, any Seller or any Affiliate of Seller for any Pre-Closing Tax Period.

“Predecessor Affiliate” means Parent, any Affiliate of Parent or any former Affiliate of Parent that owned, leased or operated any asset or property that Target now owns, leases or operates, including, without limitation, any Real Property, Permits and Mining Authorizations.

“Properties” means the Target Properties, the Reserve Property and the Amonate Real Property.

“Property Leases” means the Amonate Assumed Leases, the Reserve Property Leases and each of the leases or subleases for all Target Leased Properties.

“Qualified Target Benefit Plan” has the meaning set forth in Section 3.22(c).

“Raw Coal” means unprocessed coal severed and located in stockpiles on the Properties that are part of the Target Business, which requires processing, with such coal being valued in accordance with GAAP, consistent with past practices.

“Real Property” means (1) the real property or real property interest that is or has been owned, leased or subleased by Target or (2) any other real property interest(including a leasehold interest) in which an interest is being transferred to Buyer as contemplated in this Agreement, and in each instance, including, without limitation: (i) all Improvements on such real property;

(ii) all rights of way, easements, if any, in or upon or relating to such real property or all right-of-way and other rights and appurtenances belonging or in any way pertaining to such real property (including the right, title and interest of Target, an Asset Seller or an Affiliate of Target or any Asset Seller in and to any coal reserves, mineral rights, underground and surface coal and mining rights, royalty rights, support rights and waivers, subsidence rights or water rights relating or appurtenant to such real property); and (iii) all strips and gores and any land lying in the bed of any public road, highway or other access way, open or proposed, adjoining such real property.

“Regulatory Actions” has the meaning set forth in Section 2.04(c)(ii).

“Regulatory Costs” has the meaning set forth in Section 2.04(c)(i).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Releasee” has the meaning set forth in Section 5.14.

“Releasing Parties” has the meaning set forth in Section 5.14.

“Reorganization” has the meaning set forth in the recitals.

“Replacement Guarantee” has the meaning set forth in Section 5.25.

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Reserve Assumed Contracts” means all right, title and interest of any Reserve Property Seller or any Affiliate of a Reserve Property Seller now or hereafter existing in and under the Contracts listed on Exhibit C.

“Reserve Excluded Assets” means all right, title, and interest of Parent or any Affiliate of Parent in and to all coal seams above the Tiller coal seam, and all associated mining rights for such coal seams, located within the Russell County Reserve Area.

“Reserve Leased Property” means the real property within the Pangburn Shaner Fallowfield Reserve Area and the Russell County Reserve Area leased or subleased by a Reserve Property Seller pursuant to the Reserve Property Leases but specifically excluding the Reserve Excluded Assets and CONSOL Retained Property.

“Reserve Owned Property” means the real property within the Pangburn Shaner Fallowfield Reserve Area and the Russell County Reserve Area owned by a Reserve Property Seller which is described on Exhibit E-2 but specifically excludes the Reserve Excluded Assets and CONSOL Retained Property.

“Reserve Property” means the Reserve Owned Property, the Reserve Property Leases, the Reserve Assumed Contracts, the Reserve Leased Property and all information and data (whether stored electronically or in hard copy) relating to any of the foregoing that is owned or controlled by any Seller or any Affiliate of any Seller, including, without limitation, copies of all drill logs and gas well logs; provided, however that to the extent such information relates to an Affiliate of a Seller, Seller or its Affiliates shall retain a copy and to the extent such information primarily relates to an Excluded Asset, Sellers and their Affiliates shall retain the original documentation related thereto with copies thereof supplied to Buyer. Notwithstanding the foregoing, the Reserve Property shall not include the Reserve Excluded Assets and CONSOL Retained Property.

“Reserve Property Leases” means those leases and subleases set forth on Exhibit E-3.

“Reserve Property Sellers” means CNX RCPC LLC, CNX Land LLC, CNX Marine Terminals Inc., CONSOL Mining Company LLC and Consol Pennsylvania Coal Company LLC.

“Resolution Period” has the meaning set forth in Section 2.06(d)(ii).

“Retained Coal Seams” has the meaning set forth in Section 5.28(a)

“Review Period” has the meaning set forth in Section 2.06(d)(i).

“ROFR Offer” has the meaning set forth in Section 5.28(b).

“Royalty” has the meaning set forth in Section 2.02(b)(i).

“Royalty Report” has the meaning set forth in Section 2.02(b)(iv).

“Russell County Reserve Area” means the area within the “Russell County Reserve Area Boundary” depicted on the map attached as Exhibit E-4.

“Second Escrow Release Date” has the meaning set forth in Section 2.04(d).

“Sellers” has the meaning set forth in the preamble.

“Seller Indemnities” has the meaning set forth in Section 8.03.

“Seller Parties” means Target and Sellers.

“SMCRA” means the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. §§ 1201 et seq.

“Statement of Objections” has the meaning set forth in Section 2.06(d)(ii).

“Straddle Period” has the meaning set forth in Section 6.04.

“Target” has the meaning set forth in the preamble.

“Target Benefit Plan” means (i) any Benefit Plan of Target, (ii) any Benefit Plan of any Asset Seller, and (iii) any Benefit Plan that is currently or has ever been maintained, sponsored or contributed to by an ERISA Affiliate of Target or any Asset Seller for the benefit of any current or former officer, employee or director of Target, CAM or the Amonate Business.

“Target Business” means the current business and operations of the Target (wherever such business and operations are situated or conducted) related to (i) the mining, processing, preparation, selling and shipping of coal and related operations conducted with respect to the Target Mine, (ii) the exploration of coal and related operations conducted with respect to the Target Mine (but not including any Gas Capture activities) and (iii) the selling, marketing, purchasing and blending of coal and related operations (including all Contracts related to the sale of coal), in each case with respect to the Target Mine; provided that, the Target Business shall not include the Target Excluded Assets or the CONSOL Retained Property. For avoidance of doubt, the Target Business shall include any and all information or data (whether stored electronically or in hard copy) related to the Target Business that is owned or controlled by any Seller or any Affiliate of any Seller, including, without limitation, copies of all pertinent drill logs and gas well logs; provided, however that to the extent such information relates to an Affiliate of a Seller, Seller or its Affiliates shall retain a copy and to the extent such information primarily relates to an Excluded Asset, Sellers and its Affiliates shall retain the original documentation related thereto with copies thereof supplied to Buyer.

“Target Excluded Assets” means all right, title, and interest of Parent or any Affiliate of Parent in and to the following assets:

a. except as set forth in clauses (b) and (c) below, any coal seams above the Tiller coal seam, and associated mining rights for such coal seams, located within the Buchanan Mine Area;

b. within the cross-hatched area labeled “Subleases” on the map attached as Exhibit B-1, any coal seams other than the Pocahontas No. 3 coal seam, and associated mining rights for such coal seams, leased under the leases listed on Exhibit B-2, which, cannot be assigned without the consent of a third party Person and therefore the Pocahontas No. 3 coal seam only, and associated mining rights, will be subleased to Target as of Closing, provided, however, that in the area that is the P4 Seam Inclusion, which is both inside and outside the Buchanan Mine Area, Target will also have a sublease of the Pocahontas No. 4 coal seam, and associated mining rights, as of Closing;

c. within the area labeled “P3 Seam Exclusion” on the map attached as Exhibit B-1, the Pocahontas No. 3 coal seam, and associated mining rights, located within the Buchanan Mine Area Boundary under the following subleases (the “P3 Seam Exclusion”): (1) the May 4, 1982 Agreement of Sublease from Consolidation Coal Company to Island Creek Coal Company of the April 15, 1959 Indenture of Lease from Buckhorn Coal Company Incorporated to Consolidation Coal Company; and (2) the May 13, 1983 Agreement of Sublease from Consolidation Coal Company to Island Creek Coal Company of the May 10, 1961 Indenture of Lease, effective March 9, 1959, from George D. MacRae, et al., to Consolidation Coal Company

d. The fixtures, systems, equipment and items of tangible personal property owned or leased by the Target and set forth on Exhibit F-1;

e. The Improvements set forth on Exhibit F-2;

f. All injection wells that are not used in the Target Business and set forth on Exhibit F-3;

g. cash and cash equivalents (including any restricted cash, provided that any cash that is used as collateral for any Transferred Permit shall continue to act as collateral for any such Transferred Permit after the Closing until such time as it is released to Parent or any Affiliate of Parent in accordance with the provisions of Section 5.10), accounts receivables and other receivables, Tax assets and any and all other current assets of Target, other than those specifically included in the definition of Current Assets and included in Closing Working Capital;

h all Contracts set forth on Exhibit F-4; and

i. all Contracts to the extent related to the Target Excluded Assets listed in (a) through (h) of this definition, including any overriding royalty interests or Contracts in which an overriding royalty payment is to be received by the Person that owns or controls such Target Excluded Asset; provided however, if any Contract cannot be assigned to CMHC or its Affiliate (other than Target) as part of the Reorganization, the economic benefit of such Contract shall be made available by Target to the extent possible to CMHC or its Affiliate (other than Target) whom shall assume the obligations under that Contract instead.

“Target Excluded Liabilities” has the meaning as set forth in Section 2.03.

“Target Financial Statements” has the meaning set forth in Section 3.06.

“Target Interim Financial Statements” has the meaning set forth in Section 3.06.

“Target Leased Properties” has the meaning set forth in Section 3.11(a).

“Target Mine” has the meaning set forth in Section 2.02(b)(i).

“Target Owned Properties” has the meaning set forth in Section 3.11(a).

“Target Properties” has the meaning set forth in Section 3.11(a).

“Target Surety Bonds” has the meaning set forth in Section 3.21(b).

“Target Year-End Financial Statements” has the meaning set forth in Section 3.06.

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Technology” means trade secrets, inventions, discoveries, know-how, formulae, practices, processes, procedures, ideas, specifications, engineering data, software, firmware, programs, source codes, databases and data collections.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Third Party Offer” has the meaning set forth in Section 5.28(b).

“Third Party Transaction” has the meaning set forth in Section 5.28(a).

“Ton” means 2,000 pounds.

“Transaction Documents” means this Agreement, the Assignment, the Gas Agreements, the Option Agreement, the Instruments of Transfer, the Escrow Agreement, the Permit Operating Agreement, the Transition Services Agreement, any deeds, assignments or other instruments of transfer that are executed in order to transfer any assets to Buyer in accordance with the terms of this Agreement and all other documents and instruments that are contemplated to be executed and delivered at the Closing.

“Transfer and Assumption Documents” has the meaning set forth in Section 2.03.

“Transfer Period” has the meaning set forth in Section 5.10(b).

“Transferred Business” has the meaning set forth in Section 3.06.

“Transferred Permits” has the meaning set forth in Section 5.10(b).

“Transition Services Agreement” has the meaning set forth in Section 7.02(k).

“Undisputed Amounts” has the meaning set forth in Section 2.06(d)(iii).

“Union” has the meaning set forth in Section 3.23(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Target” means zero.

“Year-End Financial Statements” has the meaning set forth in Section 3.06.

ARTICLE II PURCHASE AND SALE

Section 2.01 Purchase and Sale.

(a) Membership Interests. Subject to the terms and conditions set forth herein, at the Closing, Parent shall cause CMHC, and CMHC shall sell to Buyer, and Buyer shall purchase from CMHC, all of CMHC’s right, title and interest in and to the Membership Interests, free and clear of all Liens.

(b) Amonate Business. Subject to the terms and conditions set forth herein, at the Closing, Buyer agrees to purchase from CAM and any Affiliate of CAM, and CAM agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all of the CAM’s and its Affiliates’ right, title and interest in, to and under all assets and properties owned, held or used in the conduct of the Amonate Business other than the Amonate Excluded Assets, Option Assets and any CONSOL Retained Property (the “Amonate Assets”), including without limitation:

(i) all of the Amonate Real Property;

(ii) all of the Amonate Assumed Leases;

(iii) all equipment, fixed assets and other tangible assets (including all mobile mining equipment, all non-mining assets and all parts, supplies, tires and components) owned by CAM or any Affiliate of CAM that is used in the Amonate Business, and all of the CAM’s and its Affiliates’ rights under warranties, indemnities, licenses, and all similar rights against third parties with respect to such equipment, fixed assets and tangible assets;

(iv) the Permits and Mining Authorizations set forth in Exhibit G-3 (the “Amonate Permits”), and to the extent that CAM is not the holder of any such Permit or Mining Authorization set forth on Exhibit G-3, Sellers shall cause the holder of such Permit or Mining Authorization to transfer such Permit or Mining Authorization to Buyer in accordance with the terms of this Agreement;

(v) all rights of CAM to use haul roads, utility easements and other rights of way and easements that are used in, or necessary for, the operation of the Amonate Business;

(vi) all books, records, files, invoices, market research, customers, distributors and suppliers lists, whether in hard copy or computer format, related to the Amonate Assets or the Amonate Business;

(vii) all prepaid expenses related to the Amonate Business;

(viii) all goodwill, if any, associated with the Amonate Business;

(ix) all claims, causes of action, choses in action and rights of recovery, off-set and subrogation against third Persons to the extent related to the Amonate Assets, Amonate Business or any Assumed Liabilities;

(x) all demands, reimbursements and rights of whatever nature, to the extent related to the foregoing Amonate Assets or any Assumed Liabilities (including rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment or components thereof, or arising from the breach by third parties of their obligations under the Amonate Assumed Contracts);

(xi) any and all Actions or counterclaims relating to any of the foregoing Amonate Assets and any Assumed Liabilities;

(xii) all right, title and interest of CAM or any Affiliate of CAM now or hereafter existing, in, to and under the Contracts listed on Exhibit G-4 (collectively, the “Amonate Assumed Contracts”);

(xiii) all assets set forth on Exhibit T;

(xiv) all communication towers that are located on the Buchanan Surface Interest that are owned by any Seller or Affiliate of any Seller (other than Target); and

(xv) any and all information or data (whether stored electronically or in hard copy) related to any of the foregoing or the Amonate Business that is owned or controlled by any Seller or any Affiliate of any Seller, including without limitation, all drill logs and gas well logs; provided that to the extent such information or data are primarily related to Excluded Assets, all original documents containing such information or data shall be retained by Sellers or their Affiliates with copies thereof supplied to Buyer.

(c) Reserve Property. Subject to the terms and conditions set forth herein, at the Closing, Buyer agrees to purchase from the Reserve Property Sellers, and the Reserve Property Sellers agree to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all of the Reserve Property Sellers’ right, title and interest in, to and under Reserve Property.

(d) Assumed Liabilities. Except for the Liabilities specifically assumed by Buyer in this Section 2.01(d), Buyer shall not be deemed to have assumed or agreed to be responsible for any of CAM’s Liabilities (whether or not arising out of the ownership and operation of the Amonate Real Property, the Amonate Assets or the Amonate Business), the Liabilities of any Affiliate of CAM arising from or related to the Amonate Real Property, Amonate Assets or

Amonate Business, or the Liabilities of any Reserve Property Seller or any Liabilities of any Affiliate of a Reserve Property Seller related to or arising from the Reserve Property. Upon the terms and subject to the conditions of this Agreement, effective at the time of the Closing, Buyer shall assume, become obligated for, and agree to pay and perform when due only the following Liabilities related to the Amonate Real Property, Amonate Assets, Amonate Business and Reserve Property (collectively, the “Assumed Liabilities”), and no other Liabilities of CAM, any Reserve Property Seller or any Affiliate of CAM or a Reserve Property Seller arising from or related to the Amonate Real Property, Amonate Assets or Amonate Business:

(i) all Liabilities of the applicable Sellers arising after the Closing Date under the Reserve Property Leases, Reserve Assumed Contracts, Amonate Assumed Leases and Amonate Assumed Contracts other than any Liabilities arising from any (i) failure to perform, improper performance, breach of warranty or other breach, default or violation by any Seller on or prior to the Closing Date, or (ii) event or circumstance which occurred or failed to occur on or prior to the Closing Date;

(ii) all obligations under the Amonate Permits (and bonds related thereto) arising out of or relating to (a) all reclamation and post-mining Liabilities related to the Amonate Real Property (other than the P4 Seam Inclusion), or (b) any events or circumstances that occur after the Closing, other than with respect to both subclauses the obligations of any Seller or Affiliate of any Seller for any violations of any Environmental Law or Amonate Permit that occurred on or prior to the Closing Date and the payment of any fines or penalties associated with those violations; and

(iii) all Liabilities of any kind or character resulting from or arising in connection with Buyer’s use, operation, possession or ownership of, or interest in, the Amonate Real Property, Amonate Assets or Reserve Property following the Closing Date, except to the extent such Liability is an Excluded Liability.

(e) Transfer of Assets after Closing.

(i) It is the intention of the parties that Buyer acquire all assets, properties and rights necessary for (1) the operation of the Target Business and Amonate Business and (2) the use and development of the Reserve Property. In the event that after the Closing, it is discovered that certain assets, properties or rights, including, rights under Contracts and fractional Real Property interests, owned, leased or subleased by any Seller or Affiliate of any Seller, were not included in the Transferred Business, and such assets, properties or rights are needed by Buyer or its Affiliates in the operation of the Target Business or Amonate Business (each as currently conducted) or for the use and development of the Reserve Property, then Sellers shall (or cause their Affiliates to) assign and convey such assets, properties, or rights to Buyer or its Affiliates (as directed by Buyer), in each case upon the reasonable request of Buyer, at no additional cost or expense to Buyer.

(ii) It is the intention of the parties that Sellers retain all of the Excluded Assets. In the event that after the Closing, Target shall have retained any asset that is either in whole or in part an Excluded Asset, then Buyer shall (or cause Target to) assign and convey such Excluded Asset to Sellers upon the reasonable request of Sellers.

Section 2.02 Purchase Price.

(a) Purchase Price. The aggregate base purchase price for the Membership Interests, Amonate Assets, Reserve Property and the Option shall be $420,000,000, subject to adjustment pursuant to the terms of this Agreement (the “Base Purchase Price”).

(b) Royalty Payment.

(i) Royalty. In addition to the Base Purchase Price and as additional consideration for the assets and interests being acquired pursuant to this Agreement, after the Closing, Buyer covenants and agrees to pay CMHC a royalty on any coal that is mined at the mine that is currently operated by Target (the “Target Mine”) and sold in an Eligible Purchase (the “Royalty”) as follows:

(A) From the day after the Closing Date until the day before the first anniversary of the Closing Date, 20% of the Gross Sales Price in excess of $75.00 per Ton received by Target, Buyer or any of its Affiliates for each Ton of coal mined from the Target Mine and sold in an Eligible Purchase;

(B) From the first anniversary of the Closing Date until the day before the second anniversary of the Closing Date, 20% of the Gross Sales Price in excess of $78.75 per Ton received by Target, Buyer or any of its Affiliates for each Ton of coal mined from the Target Mine and sold in an Eligible Purchase;

(C) From the second anniversary of the Closing Date until the day before the third anniversary of the Closing Date, 20% of the Gross Sales Price in excess of $82.69 per Ton received by Target, Buyer or any of its Affiliates for each Ton of coal mined from the Target Mine and sold in an Eligible Purchase;

(D) From the third anniversary of the Closing Date until the day before the fourth anniversary of the Closing Date, 20% of the Gross Sales Price in excess of $86.82 per Ton received by Target, Buyer or any of its Affiliates for each Ton of coal mined from the Target Mine and sold in an Eligible Purchase; and

(E) From the fourth anniversary of the Closing Date until the fifth anniversary of the Closing Date, 20% of the Gross Sales Price in excess of $91.16 per Ton received by Target, Buyer or any of its Affiliates for each Ton of coal mined from the Target Mine and sold in an Eligible Purchase.

(ii) Payment of Royalty. Buyer shall pay the Royalty to CMHC no later than the 25th day of the month following the month in which the coal that is subject to the Royalty was sold.

(iii) Calculation of Royalty. For purposes of calculating the Royalty, Buyer shall use the weighted average of the Gross Sales Price per Ton for all Eligible Purchases of coal sold from the Target Mine during the applicable measurement period. By way of example only and not limitation, in the event that in the month of December 2016 the weighted average Gross Sales Price per Ton of all coal sold from the Target Mine in Eligible Purchases was $83 and a total of 10,000 Tons of such coal was sold in those Eligible Purchases, then the Royalty would be calculated as follows: ($83-$75) x 10,000 x 20% = $16,000.

(iv) Royalty Report. Buyer shall on or before the 25th day of the end of the calendar month that immediately follows the month when a Royalty was earned, furnish CMHC with a royalty report (the “Royalty Report”) stating (A) the aggregate quantity, in Tons, of all coal sold from the Target Mine that is eligible for payment of the Royalty which was sold during the preceding calendar month, (B) the Gross Sales Price attributable such coal sold during the preceding month, and (C) the amount of the Royalty.

(v) Audit Rights. For the purpose of evaluating the Royalty due and the Royalty Report, CMHC and its duly authorized representatives shall have, during normal business hours, full access to and the right to audit only those books, documents, papers, and records of Buyer, Target or the owner of the Target Mine related to the Royalty (the “Audit”), upon the prior written request by Parent, subject to the following conditions:

(A) CMHC’s may only conduct an Audit no more than once per calendar year and such Audit shall be limited to the period of time the 12 month period ending on the last day of the month that is six months before the month in which the Audit is conducted;

(B) The Audit shall be conducted in a manner to minimize any disruption in the business of Buyer and its Affiliates;

(C) Any personnel of Parent, Affiliate of Parent, or its auditors shall comply with all safety regulations of Buyer and its Affiliates while on the premises of Buyer or any of its Affiliates;

(D) If requested by Buyer, the Audit shall be conducted by a CMHC’s unaffiliated Representatives reasonably acceptable to Buyer and only the result of the Audit (and not the detailed information that such auditors shall review) shall be made available to CMHC; and

(E) Any personnel that conduct the Audit shall, at the request of Buyer, sign a non-disclosure agreement reasonably acceptable to Buyer.

(vi) Target Mine Transfer. In the event that the Target Mine is transferred by Target, Buyer and Target shall cause the new owner of Target Mine to assume all obligations of Buyer under this Section 2.02(b).

Section 2.03 Reorganization and Exclusion of Certain Assets and Liabilities.

(a) Reorganization – Transfers Out. The parties agree that, prior to the Closing, as part of the Reorganization, Sellers shall cause Target to transfer, distribute assign or convey to a

Seller or any Affiliate of Parent, pursuant to documentation in form and substance reasonably acceptable to Buyer and Seller (the “Transfer and Assumption Documents”), the Target Excluded Assets, the CONSOL Retained Property and the following Liabilities of Target (the “Target Excluded Liabilities”):

(i) all outstanding Intercompany Obligations as of the Closing;

(ii) all Indebtedness of Target as of the Closing;

(iii) all Liabilities arising from or related to the Target Excluded Assets;

(iv) all Liabilities arising from or related to the CONSOL Retained Property;

(v) all trade payables and any other accounts payable as of the Closing;

(vi) any Liability pursuant to any Change of Control Agreements that remain unpaid and are either due and owing as of the Closing Date, or triggered as a result of the transactions contemplated in this Agreement;

(vii) any Liability that accrues on or after the Closing with respect to any Non-Cancelable Employment Contracts;

(viii) any Liability to employees, independent contractors, consultants, managers, officers or directors of Target for any bonus that is due as of, or has accrued through, the Closing Date;

(ix) any Liability for any lump sum payment due and owing to any landlords or lessors of Target in connection with consenting to any Change of Control associated with the Property Leases;

(x) any amounts due at Closing, or that may become due after Closing, for any Regulatory Costs that Target is obligated to pay (either directly or as a result of contractual obligations);

(xi) all Liabilities that Target has incurred for attorneys’ fees and expenses through the Closing Date related to this Agreement and the transactions contemplated in this Agreement or otherwise incurred by Target prior to Closing;

(xii) all Liabilities of Target arising from any claim for long term disability benefits, black lung benefits or workers’ compensation benefits that relate to any current, former or inactive employee of Target, a Predecessor Affiliate or any Affiliate of a Predecessor Affiliate (A) whose employment relationship with Target, Predecessor Affiliate or any Affiliate of a Predecessor Affiliate terminated prior to Closing; (B) such claim was filed before Closing; or (C) where such claim accrues, arises from or is attributable to an event which occurred prior to Closing notwithstanding that such claim is filed on or after Closing;

(xiii) any amounts for attorney fees or other costs of litigation that may become due after the Closing pertaining to the defense, handling or resolution of the items in subsections (x) and (xii);

(xiv) all Liabilities associated with the ownership, leasing or use by any Predecessor Affiliate or any Affiliate of a Predecessor Affiliate (other than Target) of any of the assets or properties that are owned, leased or operated by Target as of the Closing;

(xv) all Liabilities associated with the acts or omissions of any Predecessor Affiliate or any of its Affiliates (other than Target) that accrued or are attributable to event which occurred prior to Target’s ownership or use of its assets and properties;

(xvi) all Liabilities that arise from any Target Benefit Plan that is not sponsored by Target;

(xvii) any Liability with respect to any litigation to the extent arising out of or relating to the operation of the Target Business or pertaining to Target Properties or other assets of Target and relating to any events or circumstances that occurred prior to Closing, including, without limitation, any litigation set forth in Section 3.19(a) or Section 3.19(b) of the Disclosure Schedules;

(xviii) the Liabilities of Target specified on Exhibit H; and

(xix) all contractual obligations for Target to assume or be liable for any of the Liabilities set forth in this Section 2.03(a).

Buyer (and Target after the Closing) shall not be liable for any Losses or Liabilities related to or arising from any of the Target Excluded Liabilities and CMHC and Parent shall be jointly and severally liable for all Target Excluded Liabilities or Losses arising therefrom.

(b) Reorganization – Transfers In. The parties agree that, prior to the Closing, as part of the Reorganization, Sellers shall transfer, contribute, assign and convey to, or cause the transfer, assignment, sublease or conveyance to, Target (without Target assuming any obligation for any Liabilities that arise from events or circumstances occurring before, or otherwise have accrued prior to, the date that such assets are transferred to Target) pursuant to documentation in form and substance reasonably acceptable to Buyer and Sellers (the “Assignment Documents”), the following assets:

(i) Other than any CONSOL Retained Property, the Target Excluded Assets, and as otherwise set forth in sub-clause (ii) below, to the extent that any Seller or any Affiliate of any Seller (other than Target) own or control any portion of the Tiller seam of coal or any seam of coal below the Tiller seam within the Buchanan Mine Area, or have any right, title or interest in any Real Property related to the Tiller coal seam and/or any coal seams below the Tiller coal seam within the Buchanan Mine Area and associated mining rights for such coal seams, such ownership or control of such seams of coal and such right, title and interest in such Real Property shall be conveyed to Target (if owned) or assigned to Target (if leased or subleased), including, without limitation, the properties and associated leases and subleases set forth on Exhibit B-4;

(ii) to the extent that any Seller or any Affiliate of any Seller (other than Target) lease any portion of the Tiller coal seam and/or any coal seams below the Tiller coal seam within the Buchanan Mine Area which may not be assigned to Target without the consent of a third party Person, only the Pocahontas No. 3 coal seam shall be subleased to Target, including, without limitation, the properties and associated leases set forth in Exhibit B-5;

(iii) Other than any CONSOL Retained Property and Target Excluded Assets, to the extent that any Seller or any Affiliate of any Seller (other than Target) have any right, title or interest in any Buchanan Surface Interest, such interest shall be conveyed to Target (if owned) or assigned to Target (if leased or subleased) to Target, including, without limitation, the surface interests and any associated leases set forth on Exhibit B-6;

(iv) to the extent that any Seller or any Affiliate of any Seller other than Target have any right, title or interest in any information or data (whether stored electronically or in hard copy) related to the Target Business, such information shall be transferred, assigned and conveyed to Target, including, without limitation, any copies of any pertinent drill logs and gas well logs;

(v) all Contracts set forth in Section 3.10(e) of the Disclosure Schedule; and

(vi) All of the assets, rights and properties set forth on Exhibit I.

Buyer (and Target after the Closing) shall not be liable for any Losses or Liabilities related to or arising from any events or circumstances that occurred (prior to the Closing) relating to or arising from, or the ownership and control of (prior to Closing), the assets transferred to Target pursuant to this Section 2.03(b) and CMHC and Parent shall be jointly and severally liable for all such Losses and Liabilities arising therefrom. Notwithstanding anything to the contrary in this Agreement, to the extent that Parent or any Affiliate of Parent leases or subleases any interest in any Real Property that is part or intended to be part of the Transferred Business to Buyer or any Affiliate of Buyer (including Target) after the Closing, such lease or sublease shall: (a) not be assignable by Parent or any Affiliate of Parent without the prior written consent of Buyer, which shall not be unreasonably withheld, and (b) be a “pass through” lease or sublease meaning that Parent and each Affiliate of Parent shall not (1) charge any amounts (including royalties or rent) to Buyer or any Affiliate of Buyer (including Target) under such lease or sublease other than the actual out-of-pocket costs actually incurred by the Seller Party (or Affiliate of Seller Party) that is the lessor or sublessor under such lease or sublease, or (2) require Buyer or any Affiliate of Buyer (including Target) to make any covenant, representation or warranty that is not included in the base lease (or other instrument) that is related to the Real Property that is the subject of such lease or sublease.

(c) Excluded Liabilities from Asset Sales. Other than the Assumed Liabilities, Buyer shall not assume or become liable for any of CAM’s Liabilities (whether or not arising out of the ownership and operation of the Amonate Real Property, Amonate Assets or the Amonate Business), the Liabilities of any Affiliate of CAM arising from or related to the Amonate Assets or Amonate Business, all Liabilities that arise from any Target Benefit Plan, whether or not sponsored by an Asset Seller, the Liabilities of any Reserve Property Seller or the Liabilities of any Affiliate of a Reserve Property Seller arising from or related to the Reserve Property. The Liabilities of CAM, any Affiliate of CAM arising from or related to the Amonate Real Property, Amonate Assets or Amonate Business, all Liabilities that arise from any Target Benefit Plan, whether or not sponsored by an Asset Seller, the Liabilities of any Reserve Property Seller or the Liabilities of any Affiliate of a Reserve Property Seller arising from or related to the Reserve Property not assumed by Buyer shall be retained by each applicable Seller or Affiliate of Sellers respectively and are referred to as “Asset Sale Excluded Liabilities”; provided that, notwithstanding anything to the contrary in this Agreement, the Asset Sale Excluded Liabilities do not include any Liabilities of Target. Without limiting the generality of the preceding sentence, the Asset Sale Excluded Liabilities include the following, except to the extent, if any, expressly included in the Assumed Liabilities or the Liabilities of Target (other than the Target Excluded Liabilities):

(i) Any expenses Sellers incurred related to the consummation of the transactions contemplated in this Agreement;

(ii) any Liabilities relating to or arising out of the Amonate Excluded Assets;

(iii) any Liabilities arising out of, in respect of or in connection with the failure by any Seller or Affiliate of any Seller to comply with any Permit, Mining Authorization, applicable Law or order by any Governmental Authority including without limitation any such Liabilities arising as a result of any Person’s failure to comply with the terms of any Permits, bonds related thereto, Mining Authorizations or any Laws as applicable to any Seller’s (or its Affiliate’s) operations on or prior to the Closing Date and all related fines, penalties, fees and associated interest or charges related thereto imposed by any Governmental Authority (including MSHA), but excluding all Liabilities under the Amonate Permits, bonds related thereto, from or relating to all reclamation and post-mining Liabilities related to the Amonate Real Property that are expressly included in the Assumed Liabilities;

(iv) any Indebtedness;

(v) any Liabilities for Intercompany Obligations between a Seller and any Affiliates of any Seller;

(vi) any Liability under the Amonate Assumed Contracts, Amonate Assumed Leases, Reserved Assumed Contracts or Reserve Property Leases arising out of or relating to (i) breaches or defaults thereunder occurring on or prior to the Closing Date or (ii) any event or circumstance which occurred or failed to occur on or prior to the Closing Date;

(vii) any Liability related to any accounts payable;

(viii) any Liability related to or arising from any mining activities or operations conducted by any Seller or any Affiliates of any Seller on any real property now or formerly owned, leased or subleased by any Seller or any Affiliates of any Seller, which is not included in the Amonate Real Property, Amonate Assets or Reserve Property;

(ix) any Liability with respect to any coal or other goods shipped or sold or any service provided by any Seller or its Affiliates, to the extent arising out of or related to events occurring on or prior to Closing, including any such Liability or obligation (A) pursuant to any express or implied representation, warranty, agreement, coal specification undertaking or guarantee made by any Seller, or any Affiliate of any Seller, or alleged to have been made by any Seller or any Affiliate of any Seller, (B) imposed or asserted to be imposed by operation of Law or (C) pursuant to any doctrine of product liability;

(x) any Liability with respect to any litigation to the extent arising out of or relating to the operation of the Amonate Business or pertaining to the Amonate Real Property, Amonate Assets or the Reserve Property on or prior to Closing, including, without limitation, any litigation set forth in Section 3.19(a) or Section 3.19(b) of the Disclosure Schedules;

(xi) any Liability to the extent attributable to any Environmental Claim or non-compliance with any Environmental Laws, in each case, resulting from any events, acts or omissions occurring or obligations or conditions existing on or before the Closing Date, including but not limited to the violations or matters listed on Section 3.21 of the Disclosure Schedules but, excluding all obligations under the Amonate Permits and bonds related thereto arising from or relating to reclamation and post-mining Liabilities related to the Amonate Real Property that are expressly included in the Assumed Liabilities;

(xii) any Liability that relates to any current, former or inactive employee of CAM, any Reserve Property Seller or any Affiliate of CAM or any Reserve Property Seller arising out of or relating to events occurring on or prior to the Closing Date including any Liability with respect to any notification requirements under the WARN Act or any similar Law, any Liability or obligation under COBRA, severance pay and other Liabilities arising out of such employment and termination of such employment and all accrued compensation, vacation pay, sick pay and other benefits with respect to such employees;

(xiii) any and all amounts for which any Seller any Affiliate of any Seller or any ERISA Affiliate may be liable (a) with respect to individuals who are not employees of, or otherwise providing services to, the Amonate Business or the Reserve Property; (b) with respect to employees of, or other service providers to, the Amonate Business or Reserve Property with respect to services performed before the Closing; (c) under any Benefit Plan or violations of any applicable Laws related to Benefit Plans; and (d) under any National Bituminous Coal Wage Agreement or any other collective bargaining agreement, works council agreement or similar agreement with the United Mine Workers of America to which any Seller, ERISA Affiliate or any Affiliate of any Seller is a party, including but not limited to: (x) any Liability for or related to a complete, partial or mass withdrawal from a Benefit Plan; (y) any Liability for medical or life insurance benefits after retirement or other termination of employment to any employees of any Seller, any ERISA Affiliate or any Affiliate of any Seller; and (z) any Liability that any Seller, any ERISA Affiliate or any Affiliate of any Seller may have as a “signatory operator,” “last signatory operator,” “assigned operator,” “related person,” “successor,” “successor in interest,” or similar status under the Coal Act;

(xiv) any Liability of CAM or any Reserve Property Seller or any of their respective Affiliates for any Taxes arising out of, attributable to or in respect of the Amonate Real Property, Amonate Assets, Amonate Business or the Reserve Property for any Pre-Closing Tax Period; and

(xv) any Liability for royalty payments or other similar obligations for any period on or prior to the Closing Date with respect to any Real Property that is part of the Amonate Real Property, Amonate Assets or Reserve Property.

Section 2.04 Escrow.

(a) Delivery of Escrow Amount. At the Closing, Buyer shall pay to the Escrow Agent the Escrow Amount in cash payable by wire transfer of immediately available funds for deposit into an escrow account in accordance with the terms and conditions of the Escrow Agreement.

(b) Escrow Amount. The Escrow Amount shall serve as security for the payment to satisfy any Losses incurred by the Buyer Indemnities for any Regulatory Costs (as set forth below) and under Section 6.03 and Article VIII, and shall be held and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

(c) Regulatory Costs.

(i) The Escrow Amount will be used, in part, to pay for any Losses (including fines, penalties, fees and associated interest or charges related thereto) imposed by any Governmental Authority (including MSHA, EPA, Virginia Division of Mine Land Reclamation, the Virginia Department of Mine Minerals and Energy, West Virginia Department of Environmental Protection and the West Virginia Office of Miners’ Health Safety and Training) for citations, orders or other enforcement Actions of any type or kind based on events, circumstances, acts or omissions that occurred on or before the Closing Date and relating to (a) any Permit or Mining Authorization, (b) any facility owned, controlled or operated by Target prior to the Closing Date including, without limitation, the facilities with the MSHA identification numbers 44-04856, 46-09084, assigned thereto and all reasonable attorneys’ fees and costs incurred by Buyer in the handling and resolution thereof, whether by settlement, administrative litigation or otherwise (clauses (a) and (b) are collectively referred to as the “Regulatory Costs”) in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

(ii) With respect to any Actions or claims related to any Regulatory Costs (“Regulatory Actions”), Seller Parties agree that Buyer shall control the defense of the Regulatory Actions with counsel reasonably selected by Buyer, including its transaction counsel, Dinsmore & Shohl LLP. Buyer shall conduct the defense of the Regulatory Actions actively and diligently and Parent and Seller shall cooperate with Buyer in such defense and make available to Buyer, at Parent’s and Seller’s expense, all witnesses, pertinent records, materials and information in the possession or under the control of Sellers or any of their respective Affiliates relating thereto as is reasonably required by Buyer. Buyer shall not settle any Regulatory Action without the prior consent of Parent, which consent shall not be unreasonably delayed or withheld, unless an immediate settlement or compromise of a Regulatory Action is necessary to avoid a SMCRA “permit block” or similar adverse effect on Buyer’s other operations. Buyer shall be reimbursed out of the Escrow Amount for all reasonable fees and costs (including attorneys’ fees) that Buyer incurs defending any Regulatory Actions to the extent such fees and costs arise out of Regulatory Costs for which Buyer is entitled to reimbursement under this Section 2.04(c).

(iii) From and after the Closing Date, to the extent Parent agrees with such Regulatory Costs (such consent not to be unreasonably withheld, delayed or conditioned), Parent and Buyer agree to execute and deliver to the Escrow Agent joint written instructions, not more frequently than monthly, unless otherwise agreed between the parties, for the payment of Regulatory Costs. Following the Closing Date, upon receiving joint written instructions from both Parent and Buyer that a determination has been made with respect to the amount of a Regulatory Cost, the Escrow Agent shall pay the amount so determined to the payee designated in the joint written instruction.

(d) Escrow Release.

(i) Subject to the terms and provisions of this Agreement and the Escrow Agreement, the Escrow Agent shall disburse to Sellers no later than three Business Days after the first anniversary of the Closing Date the portion of the Escrow Amount in excess of $11,000,000 that remains in the account holding the Escrow Amount as of the first anniversary of the Closing Date (the “First Escrow Release Date”) and the Escrow Agent shall disburse to Sellers no later than three Business Days after the second anniversary of the Closing Date the remaining portion of the Escrow Amount (as reduced by any amounts previously disbursed to Buyer) (the “Second Escrow Release Date” and together with the First Escrow Release Date, collectively, the “Escrow Release Dates” or individually a “Escrow Release Date”). In the event, however, that Sellers have received, on or before the applicable Escrow Release Date, a notice (a “Claim Notice”) from Buyer that the Escrow Agent may be required to disburse all or a portion of the Escrow Amount (such claimed amount, the “Claim Amount”) to Buyer pursuant to Section 6.03, Article VIII or for Regulatory Costs, then the portion of the Escrow Amount subject to such Claim Notice shall continue to be held by the Escrow Agent (and not disbursed to Sellers on any Escrow Release Date) until the Claim Amount with respect thereto has been resolved. As soon as any dispute with respect to such Claim Amount has been resolved in accordance with the terms of the Escrow Agreement and this Agreement, the Escrow Agent shall be instructed to disburse such portion of the Escrow Amount, if any, as is required to be disbursed to Buyer pursuant to Section 6.03, Article VIII or for Regulatory Costs in connection with such Claim Amount, and the Escrow Agent shall disburse any remaining portion of the Claim Amount to Seller in accordance with the terms of this Agreement and the Escrow Agreement, subject to the limitations on disbursements to Seller set forth in this Section 2.04.

Section 2.05 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall deliver to Sellers:

(i) An amount equal to (x) the Base Purchase Price minus (y) the Escrow Amount minus (z) the Holdback, subject to any adjustments pursuant to Section 2.06, by wire transfer of immediately available funds to an account designated in writing by Parent to Buyer no later than two Business Days prior to the Closing Date; and

(ii) the Transaction Documents (other than this Agreement) and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b) At the Closing, Seller Parties shall deliver to Buyer:

(i) an assignment of the Membership Interests to Buyer in the form of Exhibit J hereto (the “Assignment”), duly executed by Seller;

(ii) the Transaction Documents (other than the Assignment and this Agreement) and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.06 Purchase Price Adjustment.

(a) Holdback. At the Closing, Buyer shall retain and not pay to Sellers the amount (the “Holdback”) set forth in that certain side letter executed by Buyer and Parent dated as of the date of this Agreement (the “Side Letter”), subject to the conditions of the Side Letter. Buyer shall pay the Holdback to Sellers, by wire transfer of immediately available funds to an account designated in writing by Parent once the conditions set forth in the Side Letter with respect to the Holdback are satisfied.

(b) Closing Adjustment.

(i) At least three Business Days before the Closing, Parent shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of Target as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”) in the form attached hereto as Exhibit K, and a certificate of the Chief Accounting Officer of Parent that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP, consistent with past practice.

(ii) The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus the Working Capital Target. If the Closing Adjustment is a positive number, the Base Purchase Price shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Base Purchase Price shall be reduced by the amount of the Closing Adjustment.

(c) Post-Closing Adjustment.

(i) Within 60 days after the Closing Date, Buyer shall prepare and deliver to Parent a statement setting forth its calculation of Closing Working Capital, which statement shall contain an unaudited balance sheet of Target as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing

Working Capital Statement”) and a certificate of the Chief Accounting Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP, consistent with past practices. The parties agree that the purpose of preparing the Closing Working Capital Statement and determining the Closing Working Capital and the related purchase price adjustment contemplated by this Section 2.06 is to measure the amount of Closing Working Capital, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies from those used in the preparation of the Interim Financial Statements, but only to the extent that such judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies that were used in the preparation of the Interim Financial Statements were in accordance with GAAP.

(ii) The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Sellers an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Sellers shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(d) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, Parent shall have 60 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Parent and Parent’s Accountants shall have full access to the books and records of Target, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s or its Representative’s possession) relating to the Closing Working Capital Statement as Seller or Parent may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections, provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or Target.

(ii) Objection. On or prior to the last day of the Review Period, Parent may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Parent’s objections in reasonable detail, indicating each disputed item or amount and the basis for Parent’s disagreement therewith (the “Statement of Objections”). If Parent fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If Parent delivers the Statement of Objections before the expiration of the Review Period, Buyer and Parent shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Parent, shall be final and binding on the parties.

(iii) Resolution of Disputes. If Parent and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to PriceWaterhouseCoopers or, if PriceWaterhouseCoopers is unable to serve, Buyer and Parent shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Parent’s Accountants or Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Independent Accountant’s determination shall be based solely on this Section 2.06, the definition of Closing Working Capital contained herein and the judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies from those used in the preparation of the Interim Financial Statement, so long as such judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies used in the preparation of the Interim Financial Statement were consistent with GAAP. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant incurred in the resolution of any items in dispute shall be determined by the Independent Accountant and set forth in its report and shall be allocated and paid by the party whose calculation of the items in dispute is furthest from the Independent Accountant’s determination of the items in dispute, with any amounts that are payable by Sellers paid out of the Escrow Amount.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Parent, as the case may be.

(e) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Base Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07 Closing. Subject to the terms and conditions of this Agreement, the transactions contemplated hereby shall take place at a closing (the “Closing”) no later than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) unless this Agreement has been previously terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties (the actual date of Closing being referred to herein as the “Closing Date”). The parties shall use commercially reasonable efforts to complete the Closing through electronic means of communication to avoid the necessity of a physical Closing. To the extent a physical Closing is required, the Closing shall be held at the offices of Buchanan Ingersoll & Rooney, PC 301 Grant Street, 20th floor, Pittsburgh, Pennsylvania or at such other location as mutually agreed upon by Seller Parties and Buyer.

Section 2.08 Parent Obligated to Cause Affiliates To Act. In order to consummate the transactions contemplated in this Agreement, the parties acknowledge that certain Affiliates (including the Seller Parties) will be required to take certain actions, including, without limitation, the transfer of certain assets to Buyer at the Closing and the transfer of assets and Liabilities in order to complete the Reorganization; therefore, Parent shall cause all such Affiliates to take all reasonable actions that are required in order to consummate the transactions contemplated in this Agreement and for the Seller Parties to satisfy their respective obligations set forth in this Agreement.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER

Sellers jointly and severally represent and warrant to Buyer that the statements set forth in this Article III are true and correct as of the date hereof and shall be true and correct as of the Closing Date (except as otherwise indicated below or in the Disclosure Schedules):

Section 3.01 Organization and Authority of Parent, Seller and Target; Qualification of Target.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Parent has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Parent is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent of this Agreement and any other Transaction Document to which Parent is a party, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or the availability of equitable remedies. When each other Transaction Document to which Parent is or will be a party has been duly executed and delivered by Parent (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Parent enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or the availability of equitable remedies.

(b) Each Seller (other than Parent) is an entity as described in Section 3.01(b) of the Disclosure Schedules, validly existing and in good standing under the Laws of its state of organization or formation, which is set forth on Section 3.01(b) of the Disclosure Schedules. Each Seller (other than Parent) has full power and authority to enter into this Agreement and the other Transaction Documents to which each such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller (other than Parent) of this Agreement and any other Transaction Document to which each such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by each such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each such Seller. This Agreement has been duly executed and delivered by each Seller (other than Parent), and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each such Seller enforceable against each such Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or the availability of equitable remedies. When each other Transaction Document to which a Seller (other than Parent) is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or the availability of equitable remedies.

(c) Target is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01(c) of the Disclosure Schedules sets forth each jurisdiction in which Target is licensed or qualified to do business, and Target is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified in good standing would not reasonably be expected to have a Material Adverse Effect. Target has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Target is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Target of this Agreement and any other Transaction Document to which Target is a party, the performance by Target of its obligations hereunder and thereunder and the consummation by Target of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Target. This Agreement has been duly executed and delivered by Target, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Target enforceable against Target in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or the availability of equitable remedies. When each other Transaction Document to which Target is or will be a party has been duly executed and delivered by Target (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Target enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or the availability of equitable remedies.

Section 3.02 Capitalization.

(a) Except as set forth on Section 3.02(a) of the Disclosure Schedules, CMHC is the record owner of and has good and valid title to the Membership Interests, free and clear of all Liens. The Membership Interests constitute 100% of the total issued and outstanding membership interests in Target. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Liens, except for those Liens arising due to the actions of Buyer.

(b) The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of Target or any other agreement, arrangement or commitment to which Seller or Target is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in Target or obligating Seller or Target to issue or sell any membership interests (including the Membership Interests), or any other interest, in Target. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.03 No Subsidiaries. Target does not own any shares of capital stock or have any other equity interest in any other Person.

Section 3.04 No Conflicts. Other than as set forth in Section 3.04 of the Disclosure Schedules, the execution, delivery and performance by Seller Parties of this Agreement and the other Transaction Documents to which any Seller Party is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any Seller Party; (b) conflict with or result in a violation or breach of any provision of any Law or

Governmental Order applicable to any Seller Party; (c) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which any Seller Party is a party or by which any Seller Party is bound or to which any of their respective properties and assets are subject or any Permit or Mining Authorization affecting the Target Business, Amonate Assets or the Reserve Property; or (d) result in the creation or imposition of any Lien other than Permitted Liens on the Amonate Real Property, Amonate Assets, Reserve Property or any properties or assets that are part of the Target Business.

Section 3.05 Consents. Other than as set forth on Section 3.05 of the Disclosure Schedules and other than notices contemplated by Section 5.10, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or any other Person is required by or with respect to any Seller Party or with respect to any Amonate Assumed Contract, Reserve Assumed Contract, Property Lease, any Contract to which Target is a party that is included in and a part of the Target Business, any Contract that will be assigned to Target as part of the Reorganization, in connection with the execution and delivery of this Agreement and the other Transaction Documents, any transfer, conveyance and assignment of any Excluded Asset or Excluded Liability, the transfer, conveyance or assignment of any asset to Target as part of the Reorganization, and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 3.06 Financial Statements.

(a) Complete copies of the unaudited financial statements related to the Target Business, the Amonate Real Property, Amonate Assets, the Assumed Liabilities and the Reserve Property (collectively, the “Transferred Business”) consisting of the balance sheet of the Transferred Business as at December 31, 2014 and the related statements of income and retained earnings, and cash flow for December 31, 2014 (the “Year-End Financial Statements”) are attached to this Agreement as Exhibit P. Complete copies of the unaudited financial statements consisting of the balance sheet of the Transferred Business as at December 31, 2015 and the related statements of income and retained earnings and cash flow for the 12 month period then ended (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”) shall be delivered to Buyer on or prior to Closing. The Year-End Financial Statements have been, and the Interim Financial Statements, when complete will be, prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Year-End Financial Statements). The Year-End Financial Statements are, and the Interim Financial Statements, when complete will be, based on the books and records of Target, Sellers and Affiliates of Sellers, and are or will, as applicable, fairly present in all material respects the financial condition of the Transferred Business as of the respective dates they were prepared and the results of the operations of the Transferred Business for the periods indicated. The balance sheet of the Transferred Business as of December 31, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Transferred Business as of December 31, 2015 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Parent, on a consolidated basis, maintains a standard system of accounting established and administered in accordance with GAAP.

(b) Prior to Closing, complete copies of the unaudited financial statements related to the Target consisting of the balance sheet of the Target as at December 31, 2014 and the related statement of income for December 31, 2014 (the “Target Year-End Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Target as at December 31, 2015 and the related statement of income for the 12 month period then ended (the “Target Interim Financial Statements” and together with the Target Year-End Financial Statements, the “Target Financial Statements”) have been delivered to Buyer. The Target Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Target Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Target Year-End Financial Statements). The Target Financial Statements are based on the books and records of Target and fairly present in all material respects the financial condition of the Target as of the respective dates they were prepared and the results of the operations of the Target for the periods indicated.

Section 3.07 Undisclosed Liabilities. The Transferred Business has no Liabilities required to be reflected on the balance sheet or in footnotes to the financial statements prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) any reclamation Liabilities related to the Transferred Business with respect to the applicable Mining Authorizations, (c) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount or (d) incurred in connection with this Agreement or the transactions contemplated hereby.

Section 3.08 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, and other than as associated with the Reorganization or the Excluded Assets or in the ordinary course of business consistent with past practice or as set forth on Section 3.08 of the Disclosure Schedules, there has not been, with respect to the Transferred Business, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Organizational Documents of Target;

(c) split, combination or reclassification of any membership interests in Target;

(d) issuance, sale or other disposition of, or creation of any Lien on, any membership interests in Target, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in Target;

(e) material change in any method of accounting or accounting practice related to the Transferred Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(f) entry into any Contract that would constitute a Material Contract;

(g) incurrence, assumption or guarantee of any Indebtedness for borrowed money except unsecured obligations incurred in the ordinary course of business consistent with past practice;

(h) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any Indebtedness;

(i) material damage, destruction or loss (whether or not covered by insurance) to any property that is included in the Transferred Business;

(j) any capital investment by Target in, or any loan to, any other Person;

(k) acceleration, termination, material modification to or cancellation of any Material Contract to which Target is a party or by which it is bound;

(l) imposition of any Lien (other than a Permitted Lien) upon any of the properties or assets, tangible or intangible, of the Transferred Business;

(m) other than as provided for in any written agreements or required by applicable Law or in the ordinary course of business consistent with past practice, (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of the current or former employees, officers, managers, independent contractors or consultants of the Transferred Business, or (ii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant of Target or the Transferred Business;

(n) other than as required by applicable Law, the adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant of Target or the Transferred Business, (ii) Target Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(o) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees of Target or the Transferred Business;

(p) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(q) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(r) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(s) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(t) action by Target to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(u) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Solvency. Immediately after giving effect to the transactions contemplated hereby, each Seller shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent or any of its Affiliates. In connection with the transactions contemplated hereby, neither Parent, nor any of its Affiliates have incurred, nor plans to incur, debts beyond their ability to pay as they become absolute and matured.

Section 3.10 Material Contracts, Multi-Use Contracts and Affiliate Arrangements.

(a) Section 3.10(a) of the Disclosure Schedules lists each of the following Amonate Assumed Contracts, Reserve Assumed Contracts and Contracts of Target other than Contracts that are Excluded Assets (such Contracts, together with all Property Leases, being “Material Contracts”):

(i) employment, severance, consulting or bonus Contract or arrangement with an employee, consultant, manager, director or former employee, former consultant, former manager or former director that is not terminable at will, at no cost, by Target or Buyer (after the Closing) (the “Non-Cancelable Employment Contracts”);

(ii) collective bargaining Contract with any Union, including, without limitation any such Contract that may place obligations on Target or Buyer (after Closing) with regard to the recruitment and filling of positions at Target’s or Buyer’s operations or facilities;

(iii) Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future annual payments in excess of $500,000;

(iv) Contract prohibiting or restricting the ability of the Transferred Business or Target to conduct its respective business, to compete in any line of business or to engage in any business or operate in any geographical area;

(v) Contract (or group of Contracts relating to the same site) requiring aggregate future payments or expenditures in excess of $500,000 and relating to cleanup, abatement, remediation or similar actions in connection with environmental Liabilities;

(vi) Other than the Property Leases, each Contract which cannot be cancelled by Target or Buyer (after the Closing) without material penalty or without more than 90 days’ notice;

(vii) all Contracts that require Target or Buyer (after Closing) to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(viii) Contract related to the use of any Intellectual Property for or in the Transferred Business which requires annual payments in excess of $500,000 and all Contracts restricting any rights of Target or Buyer (after the Closing), or permitting other Persons, to use or register any Intellectual Property that is part of the Transferred Business;

(ix) Contracts pursuant to which Target has entered into a joint venture or partnership;

(x) indenture, mortgage, loan, promissory note or credit Contract under which any Target has outstanding Indebtedness or which any of the assets of the Transferred Business are acting as collateral or security;

(xi) Contract under which Target has directly or indirectly guaranteed or otherwise agreed to be responsible for Indebtedness, Liabilities or obligations of another Person including any Affiliates of Target (the “Guarantees”);

(xii) Contract for the sale of coal produced by Target, including any coal sales agency or broker agreements, other than those Contracts that can be terminated without penalty to Target or Buyer (after the Closing) upon not more than 90 days’ notice;

(xiii) Contract or commitment providing for an interest rate, currency or commodity swap, derivative, hedge, forward purchase or sale or other transaction similar in nature or effect to any off-balance sheet financing;

(xiv) Contract under which Target, an Asset Seller or any Affiliate of an Asset Seller is (A) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by another Person, or (B) a lessor of any tangible personal property owned by Target, in any case which requires annual payments in excess of $500,000;

(xv) Contract for acquisitions of membership interests, capital stock, any equity interest or assets of another Person (whether by merger, membership transfer, or stock or asset purchase) or for any options to acquire the same;

(xvi) Contract or commitment for the provision of mine rescue team coverage or services;

(xvii) Other than the Property Leases, any Contract for wheelage or haulage as well for necessary access rights, regardless of whether or not the same include wheelage or haulage payment obligations;

(xviii) Other than the Property Leases, any Contract to pay an “overriding royalty”;

(xix) Any Contract for contract mining;

(xx) Contract to process, store, load, transport or otherwise handle coal produced by any other Person;

(xxi) Contract (other than Contracts of the type described in subclauses (i) through (xx) above) that was entered into outside of the ordinary course of business consistent with past practice of the Transferred Business and involves future annual payments in excess of $500,000 per annum.

(b) Status of Material Contracts. Copies of all written Material Contracts and summaries of all oral Material Contracts have been previously delivered to Buyer and such copies and summaries are complete and correct in all material respects. Except as set forth in Section 3.10(b) of the Disclosure Schedule, (i) each Material Contract is in full force and effect and is a valid and binding obligation of Target or the applicable Asset Seller (as the case may be) and to Seller Parties’ Knowledge, the other party or parties to such Material Contract and enforceable against Target or the applicable Asset Seller (as the case may be) and to Seller Parties’ Knowledge, the other parties to such Material Contract; (ii) Target or the applicable Asset Seller (as the case may be) has complied with and is currently in compliance with all of its material obligations required to be performed by it under each Material Contract and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder; (iii) to Seller Parties’ Knowledge, each of the other parties to each Material Contract has complied with and is presently in compliance with all material obligations required to be performed by it under such Material Contract and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder; (iv) since December 31, 2012, no Seller or Affiliate of Seller has received any written notice of any intention to terminate, not renew or challenge the validity or enforceability of any Material Contract that has not been rescinded, terminated or abandoned, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained.

(c) Multi-Use Contracts. Copies of all written Multi-Use Contracts and summaries of all oral Multi-Use Contracts have been previously delivered to Buyer and such copies and summaries are complete and correct in all material respects. Except as set forth in Section 3.10(c) of the Disclosure Schedule, (i) each Multi-Use Contract is in full force and effect and is a valid and binding obligation of the Seller Party and/or any Affiliate of a Seller Party that is a party to that Multi-Use Contract (as the case may be) and to Seller Parties’ Knowledge, the other party or parties to such Multi-Use Contract and enforceable against each Seller Party and each Affiliate of a Seller Party that is a party to that Multi-Use Contract (as the case may be) and to Seller Parties’ Knowledge, the other parties to such Multi-Use Contract; (ii) each Seller Party and each Affiliate of a Seller Party that is a party to that Multi-Use Contract (as the case may be) has complied with and is currently in compliance with all of its material obligations required to be performed by it under each Multi-Use Contract and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder; (iii) to Seller Parties’ Knowledge, each of the other parties to each Multi-Use Contract has complied with and is presently in compliance with all material obligations required to be performed by it under such Multi-Use Contract and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder; (iv) since December 31, 2012, no Seller or Affiliate of Seller has received any written notice of any intention to terminate, not renew or challenge the validity or enforceability of any Multi-Use Contract that has not been rescinded, terminated or abandoned, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained. The Multi-Use Contracts set forth on Exhibit S are all of the Contracts that relate to both the Transferred Business and an Excluded Asset.

(d) Affiliate Arrangements. Other than any Contracts related to Excluded Assets or Excluded Liabilities which shall be assigned to a Seller or an Affiliate of Seller in the Reorganization and except as set forth in Section 3.10(d) of the Disclosure Schedules, there are no Affiliate Arrangements.

(e) Reorganization Contracts. Section 3.10(e) of the Disclosure Schedules sets forth a true and correct list of all Contracts that are in existence as of the date of this Agreement that Sellers or any Affiliate of any Seller will assign to Target as part of the Reorganization.

Section 3.11 Real Property.

(a) Section 3.11(a) of the Disclosure Schedules sets forth a list of all Real Property utilized by Target in the conduct of the Target Business, other than the Excluded Assets, that are currently owned, leased or subleased by Target or any Affiliate of Target, including the name of any Affiliate who currently has an interest in such Real Property (the “Target Properties”), with all or a portion of such Target Properties being located within the Buchanan Mine Area. Except as set forth on Section 3.11(a) of the Disclosure Schedules, (i) Target owns, leases or subleases, or at Closing following the transfer of the properties that will be transferred to Target pursuant to Section 2.03(b), will own, lease or sublease, all coal and surface rights that are necessary to conduct the operations of the Target Business as currently conducted in the ordinary course of business, and (ii) all such rights shall remain with or, pursuant to the Reorganization, be conveyed or assigned to, the Target as of the Closing. The Target Properties that are owned by Target in fee are referred to herein as the “Target Owned Properties” and are identified as such on Section 3.11(a) of the Disclosure Schedules. The Target Properties that are leased or subleased from another Person are referred to herein as the “Target Leased Properties” and identified as such in Section 3.11(a) of the Disclosure Schedules. For avoidance of doubt the Target Properties do not include the Excluded Assets.

(b) Except as set forth on Section 3.11(b) of the Disclosure Schedules, Target owns fee simple title in the estate compromising each of Target Owned Properties, which title is free and clear of (i) any claims or demand of Target and all Persons claiming by, through or under Target and (ii) any Liens, except for Permitted Liens.

(c) Except (i) for Permitted Liens, and (ii) as would not have a Material Adverse Effect, Target will, as of the Closing, own or control (via lease or sublease) the Target Properties, free and clear of all Liens, and sufficient for Target to operate the Target Business in the ordinary course of business as of the Closing Date.

(d) The Amonate Real Property set forth on Exhibit G-1 and Exhibit G-2 is a true and correct copy of all of the Real Property that is used in the Amonate Business and there is no other Real Property or real property interests that are used in the Amonate Business. Except as set forth on Section 3.11(d) of the Disclosure Schedules, the Amonate Real Property is all of the property, coal and surface rights with respect to the Amonate Business that are necessary to conduct the operations of the Amonate Business as currently conducted in the ordinary course of business.

(e) The Reserve Property set forth on Exhibit E-2 and Exhibit E-3 is a true and correct copy of all of the Real Property that are included in the reserves in the Russell County Reserve Area and the Pangburn Shaner Fallowfield Reserve Area. Except as set forth on Section 3.11(e) of the Disclosure Schedules, the Reserve Property is all of the property, coal and surface rights with respect to the Reserve Property that are necessary for the care and maintenance of the Reserve Property as currently conducted in the ordinary course of business.

(f) Except as identified on Section 3.11(f) of the Disclosure Schedules, there is not any condemnation or rezoning (or other land use) proceeding pending or, to Seller Parties’ Knowledge, threatened with respect to any of the Properties.

(g) Except (i) for Permitted Liens, (ii) as would not have a Material Adverse Effect, or (iii) as set forth in Section 3.11(g) of the Disclosure Schedules, (a) each Property Lease is in full force and effect and is a valid and binding obligation of Target or the applicable Asset Seller (as the case may be) and, to Seller Parties’ Knowledge, the other party or parties to such Property Lease and enforceable against such Target or the applicable Asset Seller (as the case may be) and, to Seller Parties’ Knowledge, the other parties to such Property Lease; (b) the Property Leases have not been amended or modified, assigned or subleased since December 31, 2015, except as set forth on such Section 3.11(g) of the Disclosure Schedules; (c) each of Target and each applicable Asset Seller (as the case may be) has complied with and is currently in compliance with all of its material obligations required to be performed by it under each Property Lease and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder; (d) to Seller Parties’ Knowledge, each of the other parties to each Property Lease has complied with and is presently in compliance with all material obligations required to be performed by it under such Property Lease and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder; (e) the leasehold title of Target to each of Target Leased Properties and the leasehold title of each applicable Asset Seller to the Real Property subject to each applicable Assumed Amonate Lease and Reserve Property Lease, is free and clear of any Lien; (f) no Seller Party nor any Affiliate of a Seller Party has received any notice of any intention to terminate, not renew or challenge the validity or enforceability of any Property Lease; and (g) none of the Property Leases requires the consent of any other party thereto in connection with the consummation of the transactions contemplated by this Agreement.

(h) To Seller Parties’ Knowledge, except as listed on Section 3.11(h) of the Disclosure Schedule, there are no unrecorded Liens relating to the Properties other than Permitted Liens.

(i) Other than as set forth in Section 3.11(i) of the Disclosure Schedules, there are no outstanding options, rights of reverter, rights of first offer or rights of first refusal to purchase or lease the Properties (other than extension rights in the Property Leases), or any portion thereof or interest therein.

(j) Other than (i) Permitted Liens, (ii) as would not have a Material Adverse Effect or (iii) as set forth in Section 3.11(j) of the Disclosure Schedules, subject to completion of the Reorganization, there are no leases, subleases, easements, licenses or other Contracts, written or oral, granting to any Person (other than Target) the right of use or occupancy of any portion of the Properties.

(k) Other than as set forth in Section 3.11(k) of the Disclosure Schedules, all Improvements (other than those included in the Excluded Assets) included in or on the Properties are in good condition and repair in all material respects, subject to reasonable wear and tear, and to Seller Parties’ Knowledge there are no facts or conditions relating to or affecting any of such Improvements that would adversely interfere with the use or occupancy of such Improvements or any portion thereof in the operation of the business as presently conducted or intended to be conducted in the ordinary course of business.

(l) Since January 1, 2014, except as would not have a Material Adverse Effect, no Seller Party or any Affiliate of a Seller Party has received written notice of any assertion of, violation of any applicable Law with respect to the use of the Real Property or any Improvements (other than those included in the Excluded Assets) located thereon.

(m) Other than as set forth in Section 3.11(m) of the Disclosure Schedules, no Seller Party or any Affiliate of a Seller Party has received written notice of any currently proposed or pending assessments affecting the Properties, in any material respects, for public improvements or otherwise.

(n) Except as contemplated by this Agreement and other than Permitted Liens and as set forth in Section 3.11(n) of the Disclosure Schedules, there are no Contracts, entered into by Target, any Seller or any Affiliate of Seller for the sale, exchange, encumbrance or transfer of any of the Properties, or any portion of any Properties.

(o) Except as set forth in Section 3.11(o) of the Disclosure Schedules, to the extent in the possession of any Seller Party or any Affiliate of any Seller Party, Seller Parties have made available to Buyer complete and accurate copies of all of the following materials relating to the Properties: all Property Leases (including any amendments, modifications or supplements thereto); title insurance policies; deeds; easements, rights of way and other agreements granting to Target an interest in real property; Lien documents and other documents and Contracts affecting title to or for operation of such Properties; surveys; environmental assessment and similar reports; and leases, subleases, options, licenses or other Contracts (including any amendments or modifications thereto) granting to any other Person the right of use or occupancy of any portion of the Properties.

(p) Except as set forth in Section 3.11(p) of the Disclosure Schedules, with respect to Target Owned Properties, the Amonate Owned Real Property and the Reserve Owned Property, the parcels constituting such Real Property are assessed separately from all other adjacent property not constituting such Real Property for purposes of property Taxes, and each of the parcels of Target Owned Properties complies with all applicable assessment requirements, without reliance on property not constituting Target Owned Properties.

(q) With respect to Target Leased Properties, the Reserve Leased Property and the Amonate Leased Property, except as set forth in Section 3.11(q) of the Disclosure Schedules and as otherwise would not have a Material Adverse Effect and except for Permitted Liens: (i) there are no material disputes or forbearance agreements in effect as to any Property Lease; (ii), Target has not assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold created by any of the Property Leases; and (iii) Target has not given notice to any landlord under any of the Property Leases that it will not be exercising any extension or renewal options under the Property Leases.

(r) The property maps attached hereto as Section 3.11(r) of the Disclosure Schedules depict in a reasonably accurate manner the location and boundaries of all Properties except where the failure to do so or to be so is not likely to have a Material Adverse Effect.

(s) Section 3.11(s) of the Disclosure Schedules attached hereto accurately sets forth the total amount of advance or minimum royalties that are available for recoupment under each Property Lease.

(t) Other than (i) any shared usage of Real Property pursuant to the Gas Agreements, (ii) any Permitted Liens, (iii) Multi-Use Contracts, or (iv) pursuant to any arrangement that is of record that would not have a Material Adverse Effect, Section 3.11(t)(i) of the Disclosure Schedules, sets forth the all Real Property that Target or Buyer after the Closing will share usage thereof with another Person, including the name of such Person, the Contract under which such shared usage is set forth, and a general description of the other Person’s rights to use such Real Property. Any such Person’s rights to use the Real Property set forth in Section 3.11(t)(i) of the Disclosure Schedules in accordance with the terms of the Contracts set forth in Section 3.11(t)(i) of the Disclosure Schedules will not materially interfere with operation of the Transferred Business by Buyer or Target after the Closing. Section 3.11(t)(ii) of the Disclosure Schedules, sets forth all Real Property that Parent or an Affiliate of Parent shall retain after the Closing that are reasonably necessary to the operation of the Transferred Business in the ordinary course of business. Pursuant to the Gas Agreements, Target and Buyer shall have all rights in and to the Real Property set forth on Section 3.11(t)(ii) of the Disclosure Schedules that are reasonably necessary for the operation of the Transferred Business in the ordinary course of business, subject only to any express limitations on such use set forth in the Gas Agreements.

(u) Section 3.11(u) of the Disclosure Schedules accurately sets forth the advance or minimum annual royalties due and payable under each of the following:

(i) the leases which constitute Target Leased Properties;

(ii) the leases which constitute a part of the Amonate Real Property; and

(iii) the leases which constitute a part of the Reserve Property.

Section 3.12 Title to Personal Property. Target and/or an Asset Seller (as the case may be) has good and valid title to, or a valid leasehold interest in, all Improvements included in the Transferred Business and tangible personal property reflected in the Interim Financial Statements or acquired after the Interim Balance Sheet Date, other than Improvements and tangible personal property sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. Except as set forth in Section 3.12 of the Disclosure Schedules, all such Improvements and tangible personal property (including leasehold interests) are free and clear of Liens except for Permitted Liens.

Section 3.13 Condition And Sufficiency of Assets.

(a) Except as set forth in Section 3.13(a) of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Transferred Business are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth in Section 3.13(a) of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property (whether owned or leased) and part of the Transferred Business, together with all other properties and assets that are part of the Transferred Business, are sufficient for the continued conduct of the Transferred Business after the Closing in substantially the same manner as conducted immediately prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Transferred Business as currently conducted in the ordinary course of business.

(b) Except as set forth on Section 3.13(b) of the Disclosure Schedules, there are no assets, properties or services that are used in or are otherwise necessary for the operation of the Transferred Business as currently conducted that are provided by any Affiliate of Target or any Asset Seller (other than Target or any other Asset Seller) or as a result of, or pursuant to, an Affiliate Arrangement.

Section 3.14 Intellectual Property. Except as set forth on Section 3.14 of the Disclosure Schedules, Target owns, or possess adequate rights to use without the payment of any additional fee, or after the Closing, Buyer will own or possess adequate right use without the payment of any additional fee, all Intellectual Property used in the Transferred Business as currently conducted. Target’s use of the Intellectual Property in its business as currently conducted does not infringe upon any rights any other Person owns or holds. The Asset Sellers’ use of the Intellectual Property related to the Amonate Business in each of their respective businesses as currently conducted does not infringe upon any rights any other Person owns or holds. The consummation of the transactions contemplated hereunder will not result in the loss (other than the CONSOL Marks) or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, right of Target or Buyer (after Closing) to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Transferred Business as currently conducted. There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Target or any Asset Seller (but with respect to an Asset Seller solely with respect to the Transferred Business); (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property by Target or the rights of Target or any Asset Seller (as the case may be) with respect to any Intellectual Property; or (iii) by Target or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Intellectual Property used in the Transferred Business as currently conducted. Neither Target, any Asset Seller or any Affiliate of any Asset Seller is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that restricts or impairs the use of any Intellectual Property used in the Transferred Business as currently conducted. Section 3.14 of the Disclosure Schedules set forth all patents, patent, copyright and trademark registrations or applications in the name of Target or are otherwise used in or a part of the Transferred Business.

Section 3.15 Inventory. All of the Coal Inventories of Target whether reflected in the Financial Statements or otherwise, consist of a quality and quantity usable and salable on a standalone or blended basis in the ordinary and usual course of business. The Coal Inventory is or will be on the Closing Date, in an amount that is no less than 60,000 Tons. No Inventory is held on a consignment basis. The quantities of each item of Inventory are not excessive, but are reasonable in the present circumstances of Target.

Section 3.16 Customers and Suppliers.

(a) Section 3.16(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to Target for goods or services rendered in an amount greater than or equal to $1,000,000 for the most recent completed fiscal year (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such completed fiscal year. Except as set forth in Section 3.16(a) of the Disclosure Schedules, no Seller Party, nor any Affiliate of any Seller Party has received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with Target.

(b) Section 3.16(b) of the Disclosure Schedules sets forth (i) each supplier of the Transferred Business to whom Target or an Affiliate of Target has paid consideration for goods or services rendered in an amount greater than or equal to $1,000,000 for the most recent completed fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such completed fiscal year. Except as set forth in Section 3.16(b) of the Disclosure Schedules, no Seller Party nor any Affiliate of Seller Party has received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to Target or to otherwise terminate or materially reduce its relationship with Target or any Affiliate of Target.

Section 3.17 FCPA Matters. No Seller Party, any Affiliate of a Seller Party or, to the Knowledge of the Seller Parties, any director, officer, manager, agent or employee of any Seller Party or any Affiliate of any Seller Party, is aware of or has taken any action, directly or indirectly, that would result in a violation of the FCPA. The Seller Parties and their Affiliates (including any Predecessor Affiliates) have conducted their business in compliance with the FCPA and any other applicable anti-corruption Law and maintain and procedures which are reasonably expected to ensure compliance therewith.

Section 3.18 Insurance. Section 3.18 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller Parties or any of their Affiliates that covers Target and/or the Transferred Business and relating to the assets, business, operations, employees, officers and managers of Target and/or the Transferred Business (collectively, the “Insurance Policies”) and, if requested by Buyer, true and complete copies of such Insurance Policies have been made available to Buyer. Such

Insurance Policies are in full force and effect and shall remain in full force and effect until the Closing. No Seller Party or any Affiliate of a Seller Party has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. With respect to the Transferred Business, all such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.18 of the Disclosure Schedules, there are no claims related to the Transferred Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Sellers nor any of their Affiliates (including Target) are in default under, or have otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

Section 3.19 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.19(a) of the Disclosure Schedules, there are no Actions pending or, to Seller Parties’ Knowledge, threatened (a) against or by Target, any Seller or any Affiliate of Target or any Seller affecting any of (i) Target’s properties or assets, (ii) the Membership Interests or any ownership interest in Target, (iii) the Target Business, (iv) the Amonate Business, (v) the Amonate Assets, (vi) the Assumed Liabilities or (vii) the Reserve Property; or (b) against or by any Seller Party or any Affiliate of a Seller Party that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller Parties’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 3.19(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting (i) Target, (ii) Target’s properties or assets (iii) the Membership Interests or any ownership interest in Target, (iv) the Target Business, (v) the Amonate Business, (vi) Amonate Assets, (vii) the Assumed Liabilities or (viii) the Reserve Property. Sellers and their Affiliates’ are in compliance with the terms of each Governmental Order set forth in Section 3.19(b) of the Disclosure Schedules in all material respects. To Seller Parties’ Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.20 Compliance With Laws; Permits; MSHA Claims.

(a) Except as set forth in Section 3.20(a) of the Disclosure Schedules, since January 1, 2013, Sellers and their Affiliates have complied, and are now complying, in all material respects, with all Laws applicable to the Transferred Business. Notwithstanding the foregoing, this Section 3.20(a) shall not apply to any Laws concerning labor and employment matters, ERISA, FCPA, Taxes or Tax Returns, Intellectual Property, Environmental Laws or Laws concerning real property, and the sole and exclusive representations and warranties that Sellers make with respect to applicable Laws on such matters are set forth in Section 3.11, Section 3.14, Section 3.17, Section 3.20(c), Section 3.20(d), Section 3.21, Section 3.22, Section 3.23 and Section 3.24 respectively.

(b) Other than the Mining Authorizations, all Permits required to conduct the Transferred Business as currently conducted have been obtained (and are included in the assets, rights and properties that are included in or a part of the Transferred Business) and are valid and in full force and effect. All fees and charges with respect to such Permits (other than Mining Authorizations) have been paid in full. Section 3.20(b) of the Disclosure Schedules lists all current Permits (other than the Mining Authorizations) issued to Target or any Affiliate of Target that are included in or a part of the Transferred Business, including the names of the Permits and their respective dates of issuance and expiration. To Seller Parties’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.20(b) of the Disclosure Schedules.

(c) Section 3.20(c) of the Disclosure Schedules sets forth, with respect to Target, the Target Business, the Amonate Real Property, Amonate Assets and the Reserve Property, a true, correct and complete list of all of the citations, notices of non-compliance and notices of violation with respect to all mine safety and health Laws received by any Seller Party or any Affiliate of a Seller Party (and in the context of this Section 3.20(c), “Seller Party” includes any operator of any of the mines identified by any of the MSHA ID numbers set forth in Section 2.04(c)) from any applicable Governmental Authority, other than those which have been fully resolved.

(d) Except as set forth in Section 3.20(d) of the Disclosure Schedules, Target is not (and with respect to the Transferred Business only the Asset Sellers and any their respective Affiliates are not) currently subject to any cessation orders, cease and desist orders, closure orders or show cause orders issued by any Governmental Authority with respect to the Transferred Business.

Section 3.21 Environmental Matters and Mining Authorizations.

(a) Environmental Matters.

(i) Target is currently and has been in compliance with all Environmental Laws in all material respects. With respect to the Transferred Business, each Affiliate of Target is currently and has been in compliance with all Environmental Laws in all material respects. No Seller Party or any Affiliate of a Seller Party has received from any Person, with respect to Target or the Transferred Business, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(ii) Target and each Affiliate of Target (and in the context of this Section 3.21(a)(ii), “Target” and “Affiliate of Target” includes the contractors of Target or any Affiliate of Target for which Target or any Affiliate of Target may have liability exposure) has obtained, or submitted application for, all permits, licenses and other authorizations which are required under the applicable Environmental Laws for the operation of the business of Target and for the Transferred Business, each as currently conducted, including Mining Authorizations, and the ownership, use and operation of the Real Property in the operation of Target’s business and the Transferred Business, each as currently conducted, is in compliance with all terms and conditions of all such permits, licenses and authorizations, in all material respects;

(iii) No real property currently or formerly owned, operated or leased by Target or any of the Properties are listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(iv) Since January 1, 2013, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Properties, the business or assets of Target or any real property currently or formerly owned, operated or leased by Target, and since January 1, 2013, no Seller Party or any Affiliate of Seller Party has received an Environmental Notice that any of the Properties or any real property currently or formerly owned, operated or leased in connection with the business of Target (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Mining Authorization by, any Seller Party, any Predecessor Affiliate or any Affiliate of Seller Party or any Predecessor Affiliate.

(v) Section 3.21(a)(v) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks either owned or operated by Target or on the Properties.

(vi) Section 3.21(a)(vi) of the Disclosure Schedules contains, to Sellers’ Knowledge, a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Target and any predecessors of Target to which Target may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller Parties and their respective Affiliates have not received any Environmental Notice regarding potential Liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Target.

(vii) Target has not retained or assumed, by Contract or operation of Law, any Liabilities or obligations of any other Person (including any Affiliate or former Affiliate) under Environmental Law.

(viii) Seller Parties have provided to Buyer or otherwise made available to Buyer in the data room: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Properties which are in the possession or control of any Seller Party or any Affiliate of a Seller Party related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all

material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(ix) No Seller Party or any Affiliate of a Seller Party is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that is reasonably likely to, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Properties as currently carried out.

(b) Mining Authorizations.

(i) All current Mining Authorizations are listed in Section 3.20(b)(i) of the Disclosure Schedules and Exhibit G-3. Except as set forth in Section 3.20(b)(i) of the Disclosure Schedules, either Target, an Asset Seller or an Affiliate of Asset Seller holds the legal or beneficial title to the interest in each of the Mining Authorizations and all such Mining Authorizations are in full force and effect. All fees and charges with respect to such Mining Authorizations have been paid in full. The Mining Authorizations set forth on Section 3.20(b)(i) of the Disclosure Schedules and Exhibit G-3 are all of the Mining Authorizations necessary for the operation of the Transferred Business.

(ii) Neither Target, any Asset Seller or Affiliate of an Asset Seller has current or pending applications for other Mining Authorizations, or amendments to the existing Mining Authorizations, other than those set forth in Section 3.21(b)(ii) of the Disclosure Schedules (the “Mining Applications”); and Target or Buyer (after the Closing), subject to authorizations, conditions and/or approvals of Governmental Authority, will, on grant of any of such Mining Application, hold a legal or beneficial title to the interest in each such Mining Application as set forth in Section 3.21(b)(ii) of the Disclosure Schedules.

(iii) Each of the Mining Applications has been made in compliance with applicable Laws in all material respects. Except as set forth in Section 3.21(b)(iii) of the Disclosure Schedules, no Seller Party or any Affiliate of a Seller Party has received any communication from a Governmental Authority that states that any of the Mining Applications will not be granted. To Seller Parties’ Knowledge, the Mining Applications are not deficient and/or incomplete in such a material manner as cannot be corrected or addressed in the ordinary course of the application process.

(iv) Section 3.21(b)(iv) of the Disclosure Schedules lists all notices of non-compliance, citations, notices of violations, letters of warning or similar enforcement documents, and the current status (such as pending, abated, being contested or other description of current status) of such violations, that have been issued by any Governmental Authority with respect to the Mining Authorizations to Target, any Asset Seller, any Affiliate of Asset Seller, Predecessor Affiliate or any contractor of Target, any Asset Seller, any Affiliate of Asset Seller or any Predecessor Affiliate for which Target, any Asset Seller, any Affiliate of Asset Seller or any Predecessor Affiliate may have liability exposure, since January 1, 2011, to the extent such notices could reasonably be expected to give rise to a Material Adverse Effect. Except as set forth in Section 3.21(b)(iv) of the Disclosure Schedules, each of Target, Asset Seller, any Affiliate of Asset Seller and any Predecessor Affiliate has complied, and is in compliance, with the terms and conditions of the Mining Authorizations, in all material respects. To Seller Parties’ Knowledge, there are no matters that will cause a Material Adverse Effect to the title of Target or Buyer (after the Closing) to any Mining Authorization, nor, any matters relating Target, an Asset Seller, any Affiliate of Asset Seller or any Predecessor Affiliate, which will cause a Material Adverse Effect on the use of the Mining Authorizations. Each of Target, Asset Seller or an Affiliate of Asset Seller is not in violation or in default of such Mining Authorizations and no Seller Party or any Affiliate of a Seller Party has received any written notification from any Governmental Authority threatening to suspend, revoke, withdraw, modify or limit any of the Mining Authorizations and to Seller’s Knowledge there are no circumstances or conditions providing grounds for any suspension, revocation, withdrawal, modification or limitation of any of the Mining Authorizations, in all cases, to the extent such event could reasonably be expected to give rise to a Material Adverse Effect.

(v) Either Target, an Asset Seller or an Affiliate of an Asset Seller has posted all deposits, letters of credit, certificates of deposit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) required to be posted in connection with its operations and pursuant to the Mining Authorizations (the “Target Surety Bonds”). All Target Surety Bonds posted by Target, an Asset Seller or an Affiliate of an Asset Seller in connection with the Mining Authorizations are listed in Section 3.21(b)(v) of the Disclosure Schedules and sets forth the date of issuance, amount, type of surety bond, date of renewal, and permits or contract to which it is applicable. Target is in compliance, in all material respects, with all of Target Surety Bonds applicable to it. The operation of the Transferred Business and the state of reclamation with respect to the Mining Authorizations are “current” with respect to the reclamation obligations required by the Mining Authorizations and otherwise are in compliance, in all material respects, with the Mining Authorizations. The consummation of the transactions contemplated in this Agreement shall not terminate or modify in any way any of Target Surety Bonds; provided that, the consummation of the transactions contemplated in this Agreement will require a notification to the applicable Governmental Authority concerning the change in ownership and control of Target or the assignment of certain Mining Authorizations that will be transferred to Buyer.

(vi) Neither Target, any other Seller Party, any Asset Seller, any Affiliate of a Seller Party, nor any Person who “owns” or “controls” Target, any Asset Seller, Seller Party or Parent or any of them (as the terms “own” and “control” are defined in 30 CFR § 701.5) has been designated by any Governmental Authority to be ineligible to obtain any Mining Authorizations, and neither Target, any other Seller Party, any Asset Seller, any Affiliate of a Seller Party, nor any Person who “owns” or “controls” Target, any Asset Seller, Seller Party or Parent or any of them is permit blocked on the Applicant Violator System or any similar state violator lists by any Governmental Authority. Section 3.21(b)(vi) of the Disclosure Schedules lists any pending or threatened proceedings that could result in any Seller Party being deemed ineligible to obtain any Mining Authorizations.

Section 3.22 Employee Benefit Matters.

(a) Section 3.22(a) of the Disclosure Schedules contains a true and complete list of each Target Benefit Plan.

(b) With respect to each Target Benefit Plan, Seller Parties have made available to Buyer accurate, current and complete copies of such plans (or a summary thereof where written plan documents do not exist), any summary plan descriptions, summaries of material modifications or employee handbooks relating to any Target Benefit Plan.

(c) Except as set forth in Section 3.22(c) of the Disclosure Schedules, each Target Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained, in all material respects, in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Target Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Target Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Target Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Target Benefit Plan. To the Knowledge of Seller Parties, nothing has occurred with respect to any Target Benefit Plan that has subjected or could reasonably be expected to subject Target, any Asset Seller or any of their ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to Tax or penalty under Section 4975 of the Code. Except as set forth in Section 3.22(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Target Benefit Plan have been timely paid in accordance with the terms of such Target Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Target Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) Neither Target, any Asset Seller, nor any of their ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Target Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Target Benefit Plan, no such plan is a Multiemployer Plan.

(f) Each Target Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material Liabilities to Buyer, Target or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. Neither Target, nor any Asset Seller, has any commitment or obligation and has not made any representations to any employee, officer, manager, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Target Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Except as set forth in Section 3.22(g) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Target Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither Target, Asset Seller, nor any of their ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h) Except as set forth in Section 3.22(h) of the Disclosure Schedules, there is no pending or, to the Knowledge of the Seller Parties, threatened material Action relating to a Target Benefit Plan (other than routine claims for benefits), and no Target Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by any Seller Party or any Affiliate of Seller Party relating to, or change in employee participation or coverage under, any Target Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any manager, officer, employee, independent contractor or consultant, as applicable. No Seller Party or any Affiliate of Seller Party has any commitment or obligation or has made any representations to any manager, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Target Benefit Plan or any collective bargaining agreement.

(j) Each Target Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Neither Target nor any Asset Seller have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k) Target and each Asset Seller have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code, including with respect to any qualifying events for any applicable “M&A qualified beneficiaries” as defined by Treasury Regulation Section 54.4980B-9, with respect to each Target Benefit Plan that is, or was during any taxable year of Target or any Asset Seller for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(l) Target and each Asset Seller have at all times complied, in all material respects, with all provisions of the Patient Protection and Affordable Care Act, also referred to as the Affordable Care Act, including but not limited to the employer shared responsibility provisions relating to the offer of “affordable” health coverage that provides “minimum essential coverage” to “full-time” employees (as those terms are defined in Section 4980H of the Code and related regulations), or the payment of the applicable penalty, and the applicable employer information reporting provisions under Sections 6055 and 6056 of the Code and related regulations.

(m) Each individual who is classified by Target or any Asset Seller as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Target Benefit Plan.

(n) Except as set forth in Section 3.22(n) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) limit or restrict the right of Target or any Asset Seller to merge, amend or terminate any Target Benefit Plan; (ii) increase the amount payable under or result in any other material obligation pursuant to any Target Benefit Plan; (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (iv) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(o) Except as set forth in Section 3.22(o) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of Target or any Asset Seller to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; or (iii) or otherwise give rise to any, or trigger any, Change of Control, severance or other similar provision in any Target Benefit Plan (each a “Change of Control Agreement”).

Section 3.23 Employment Matters.

(a) Section 3.23(a) of the Disclosure Schedules contains a list of all individuals who are employees, independent contractors or consultants of Target and each current Amonate Business Employee, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive-based compensation. Except as set forth in Section 3.23(a) of the Disclosure Schedules, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of Target and each current Amonate Business Employee for services performed have been paid in full (or accrued in full on the balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of Target, any Asset Seller or Affiliate of an Asset Seller with respect to any compensation, commissions or bonuses.

(b) Except as set forth in Section 3.23(b) of the Disclosure Schedules, Target is not, and has not ever been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not ever been, any Union representing or purporting to represent any employee of Target or any Amonate Business Employees, and, to Seller Parties’ Knowledge, no Union or group of employees of Target or any Amonate Business Employees are seeking or has sought to organize employees of Target or the Amonate Business Employees for the purpose of collective bargaining. Except as set forth in Section 3.23(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Target or any of its employees or any Amonate Business Employees. Target has no duty to bargain with any Union and no Seller Party or Affiliate of a Seller Party has a duty to bargain with any Union with respect to the Amonate Business Employees.

(c) Target and each Asset Seller and Affiliate of an Asset Seller that employ any Amonate Business Employee is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All Amonate Business Employees characterized and treated as independent contractors or consultants and all individuals characterized and treated by Target as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of Target and Amonate Business Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified in all material respects. Except as set forth in Section 3.23(c), there are no Actions pending, or to the Seller Parties’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator (i) against Target in connection with the employment of any current or former applicant, employee, consultant or independent contractor of Target, or (ii) against any Asset Seller or Affiliate of an Asset Seller with respect to any Amonate Business Employee, in each case including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d) Since the formation of Target, Target has not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment; (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment; or (iii) any similar action under the WARN Act requiring notice to any current or former employees in the event of an employment loss or layoff. Target has complied with the WARN Act and it has no plans to undertake any action in the future that would trigger the WARN Act.

Section 3.24 Taxes. Except as set forth in Section 3.24 of the Disclosure Schedules:

(a) (i) All Tax Returns required to be filed on or before the Closing Date by Target, have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Target (whether or not shown on any Tax Return) have been, or will be, timely paid.

(ii) All Tax Returns required to be filed on or before the Closing Date by any Seller, have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by any Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) (i) Target has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(ii) Each Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party (including any Amonate Business Employee), and complied with all information reporting and backup withholding provisions of applicable Law.

(c) (i) To the Knowledge of Seller Parties, no claim has been made by any taxing authority in any jurisdiction where Target does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(ii) To the Knowledge of Seller Parties, no claim has been made by any taxing authority in any jurisdiction where any Seller does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Target or any Seller.

(e) The amount of Target’s Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of Target’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of Target (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 3.24(f) of the Disclosure Schedules sets forth:

(i) the taxable years of Target as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired and the taxable years of any Seller with respect to the Amonate Real Property, Amonate Assets and Reserve Property as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made, against Target or any Seller with respect to the Amonate Real Property, Amonate Assets or Reserve Property as a result of any examinations by any taxing authority have been fully paid.

(h) (i) Target is not a party to any Action by any taxing authority. There are no pending or, to the Knowledge of the Seller Parties, threatened Actions by any taxing authority against Target.

(ii) No Seller is a party to any Action by any taxing authority. There are no pending or, to the Knowledge of the Seller Parties, threatened Actions by any taxing authority against any Seller.

(i) (i) Sellers have delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Target for all Tax periods ending after December 31, 2013.

(ii) Sellers have delivered to Buyer copies of all Tax Returns related to the Amonate Real Property, Amonate Assets and Reserve Property, examination reports, and statements of deficiencies assessed against, or agreed to by, any Seller or Affiliate of any Seller with respect to the Amonate Real Property and Amonate Assets for all Tax periods ending after December 31, 2010.

(j) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Target, the Amonate Real Property, Amonate Assets or the Reserve Property.

(k) Target is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Target.

(m) Target has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes, other than that of Parent. Target has no Liability for Taxes of any Person (other than Target and Parent) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n) Effective on the date of formation, Target has been treated as disregarded entity for US federal income Tax purposes and has been so treated in all Tax years since the date of formation.

(o) Target will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v) any election under Section 108(i) of the Code.

(p) No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Target is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q) Target has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r) Target is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(s) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of Target under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(t) Section 3.24(t) of the Disclosure Schedules sets forth all foreign jurisdictions in which Target is subject to Tax, is engaged in business or has a permanent establishment. Target has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Target has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(u) None of the assets of Target that are being transferred pursuant to this Agreement, the Amonate Real Property, Amonate Assets or the Reserve Property is “tax-exempt use property” or “tax-exempt bond finance property” within the meaning of Section 168 of the Code.

(v) Target has not at any time been a party to any “long-term” Contract under Section 460 of the Code.

(w) Target and each Asset Seller has not at any time participated or coordinated with any international boycott as defined in Section 999 of the Code.

Section 3.25 Books and Records. The minute books of Target have been made available to Buyer. The minute books of Target contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Target or otherwise accessible to Target from a storage facility or otherwise.

Section 3.26 Conveyance from Predecessor Affiliates. Each Predecessor Affiliate from whom Target acquired any assets received reasonably equivalent value for such assets and such assets did not violate any applicable Law with respect to fraudulent conveyances or other similar Laws.

Section 3.27 Brokers. Except for Deutsche Bank Securities Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Seller Party or any Affiliate of any Seller Party.

Section 3.28 Full Disclosure. To Seller Parties’ Knowledge, no representation or warranty by Seller Parties in this Agreement and no statement contained in the Disclosure Schedules to this Agreement, when read together contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof and shall be true and correct as of the Closing Date:

Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller Parties) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or the availability of equitable remedies. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or the availability of equitable remedies.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 4.03 Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities Laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.05 Sufficiency of Funds. Buyer will have at Closing sufficient cash on hand or other sources of funds available to it to enable it to make payment of the Base Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06 Legal Proceedings. There are no Actions pending as of the date of this Agreement or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. As of the date of this Agreement, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.07 Regulatory. Neither Buyer nor any Affiliate of Buyer, nor any Person who “owns” or “controls” Buyer or any Affiliate of Buyer or any of them (as the terms “own” and “control” are defined in 30 CFR § 701.5) has been designated by any Governmental Authority to be ineligible to obtain any Mining Authorizations, and neither Buyer nor any Affiliate of Buyer, nor any Person who “owns” or “controls” Buyer or any Affiliate of Buyer or any of them is permit blocked on the Applicant Violator System or any similar state violator lists by any Governmental Authority.

ARTICLE V COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller Parties shall, (x) conduct the Target Business and the Amonate Business in the ordinary course of business consistent with past practice; and (y) operate and maintain the Reserve Property in a manner consistent with past practice. Without limiting the foregoing, from the date hereof until the Closing Date, Seller Parties shall:

(a) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of Target and the Amonate Business (other than any actions required to complete the Reorganization) and to preserve the rights, franchises, goodwill and relationships of the employees, customers, suppliers, and regulators of the Target and Amonate Business

(b) preserve and maintain all of the Permits and Mining Authorizations used in the Target Business and Amonate Business;

(c) cause the Amonate Assets, Reserve Property and the assets that Target uses in the Target Business to be maintained in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) cause Target to fulfill any orders for coal from customers in a manner that is consistent with past practices;

(e) cause Target or the appropriate Seller Party or Affiliate of Seller Party to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f) cause Seller Parties to perform, in all material respects, all of their respective obligations under all Contracts relating to or affecting the Transferred Business;

(g) cause Seller Parties to maintain their books and records related to the Target Business, Amonate Business and Reserve Property in accordance with past practice;

(h) cause Seller Parties to comply in all material respects with all applicable Laws with respect to the Target Business, Amonate Business and Reserve Property; and

(i) cause Seller Parties not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02 Access to Information. From the date hereof until the Closing, Seller Parties shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Transferred Business, during normal business hours and with reasonable prior notice to Seller Parties; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to Target, the Amonate Business and Reserve Property as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of each Seller Party to cooperate with Buyer in its investigation of Target, the Amonate Business and Reserve Property provided that, neither Buyer nor its Representatives shall contact or communicate with any the customers or vendors of the Transferred Business about the Transferred Business without first notifying Parent. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Seller Parties and the Seller Parties shall have the right to accompany Buyer and any Representative of Buyer in connection with any investigation. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement. Without limitation, Buyer and Seller Parties shall, beginning immediately upon the date of this Agreement and continuing until Closing, conduct a joint pre-Closing review and investigation to confirm the quantities and quality of the Inventory for the purpose of verifying that Parent and Seller will satisfy their obligations under Section 5.07. Buyer shall, and Buyer shall cause all of its Representatives to, abide by all Governmental Authorities’ and the Sellers’ safety rules, regulations and operating policies while conducting Buyer’s due diligence evaluation at a site that is owned or operated by any Seller Party. Neither Buyer not any of its Affiliates or representatives shall conduct any environmental site assessment, compliance evaluation or investigation on location at the Properties without the prior written consent of the Seller Parties (which consent shall not be unreasonably withheld, delayed or conditioned) and without ongoing consultation with the Seller Parties with respect to any such approved activity (it being understood that in no event shall subsurface testing of any of the Properties be conducted). For clarification, that certain Confidentiality Agreement between Parent and Coronado Coal LLC dated October 2015 shall continue in full force and effect following the execution of this Agreement and shall apply to Buyer and its Representatives as if Buyer were a signatory thereto; provided that, Buyer may disclose to others the fact that the parties have entered into this Agreement.

Section 5.03 No Solicitation of Other Bids.

(a) Seller Parties shall not, and shall not authorize or permit any of their respective Affiliates or any of their respective Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller Parties shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and all of their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving Target, CMHC, CAM or any Reserve Property Seller; (ii) the issuance or acquisition of membership interests or other equity interest in Target, CMHC, CAM or any Reserve Property Seller; (iii) the sale, lease, exchange or other disposition of any significant portion of properties or assets (other than sales of Target’s Coal Inventory in the ordinary course of business) of Target, CMHC or CAM; or (iv) the sale, lease, exchange or other disposition of any Reserve Property. Seller Parties shall promptly notify Buyer of any such inquiries or proposals received by any Seller Party, Affiliate of a Seller Party or any of their respective Representatives relating to such matters.

(b) Seller Parties agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that monetary damages would not provide an adequate remedy to Buyer.

(c) Sellers shall, or cause the applicable Affiliate of Sellers to, enforce the terms of any non-disclosure agreement or similar agreement that Seller, Parent or an Affiliate of Seller or Parent executed with a Person with respect to an Acquisition Proposal upon the request (and at the expense of) Target. In the event of such an enforcement Action, Target shall control all aspects of such Action and Seller and Parent shall reasonably cooperate with Target with respect to such enforcement Action, at the cost of Target.

Section 5.04 Notice of Certain Events. From the date hereof until the Closing, Seller Parties shall promptly notify Buyer in writing of:

(a) any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in, or would reasonably be expected to result in, any representation or warranty made by a Seller Party hereunder not being true and correct or (iii) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d) any Actions commenced or, to Seller Parties’ Knowledge, threatened against, relating to or involving or otherwise affecting any Seller Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.19 or that relates to the consummation of the transactions contemplated by this Agreement.

Section 5.05 Compensation Increases. From the date hereof until the Closing, Seller Parties shall not increase the base compensation or benefits (including the Target Benefit Plans) or grant any bonus to any director, manager, officer or employee of Target or Amonate Business Employee other than in the ordinary course of business consistent with past practice.

Section 5.06 Resignations. Seller Parties shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and managers (as defined in the Delaware Limited Liability Company Act, as amended) of Target that are set forth on Exhibit Q on or prior to the Closing that are effective as of the Closing.

Section 5.07 Inventory. At Closing, Target shall have adequate Coal Inventory to support its then existing production and shipping schedules, but in any event Parent shall cause Target to have at least 60,000 Tons of Coal Inventory.

Section 5.08 Litigation Support. Other than with respect to direct claims by any Buyer Indemnitee against any Seller Indemnities pursuant to this Agreement or any other Transaction Document, in the event and for so long as Buyer or any of its Affiliates (including Target after the Closing) is actively contesting or defending against any Action, proceeding, arbitration or lawsuit in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, circumstance, condition, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the business of Target, the Amonate Business or the Reserve Property, Seller and Parent will make all reasonable efforts to cooperate (and cause their respective Affiliates to use all reasonable efforts to cooperate) with Buyer and Target and their counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of Buyer and/or Target; provided, however, that, for avoidance of doubt, the foregoing shall not require any party to take any such action if (w) the interests of the parties in, or with respect to, such Action shall be directly adverse, (x) it may result in a waiver or breach of any attorney/client privilege, (y) it could reasonably be expected to result in violation of applicable Law, or (z) the contesting or defending party is entitled to indemnification therefor under the terms of this Agreement or the other Transaction Documents.

Section 5.09 Confidentiality. For the seven year period from and after the Closing, each Seller shall, and shall cause each of their respective Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all non-public information, whether written or oral, concerning the Transferred Business, except to the extent that Sellers can show that such information (a) is generally available to the public as of the Closing Date or becomes generally available to and known by the public after the Closing Date through no fault of Sellers, any of their respective Affiliates or their respective Representatives; or (b) is lawfully acquired by a Seller, any Affiliate of a Seller or any Representative of Seller from and after the Closing from sources which, to the knowledge of any Seller or Affiliate of any Seller are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers, any of its respective Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers are advised by their counsel in writing is legally required to be disclosed, provided that Sellers shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.10 Change of Ownership for Permits.

(a) No later than 20 Business Days after the Closing Date (or in the case of any Mining Applications currently under review, as soon as practical following the issuance of such Mining Authorization), Buyer shall deliver to the applicable Governmental Authority, with copy to Sellers, all filings, each in a form that satisfies all requirements of the applicable Governmental Authority, that are necessary to cause the applicable Governmental Authority to recognize and approve of the transfer of the ownership and control of Target to Buyer with respect to the Permits and Mining Authorizations of Target (collectively, the “Permit Transfer Applications”). The parties acknowledge that some Governmental Authorities may require, among other things, updated ownership and control information, financial assurance information and/or the issuance of a new license or mine number and that any reference herein to a Permit transfer shall also refer to ownership and control information, financial assurance information and/or issuance of a new license or mine number. Seller Parties will cooperate with Buyer in completing all necessary forms to effect the Permit Transfer Applications and to effect Buyer’s ability to operate under the Permits and Mining Authorizations of Target during the Transfer Period with respect to the Target Business and Transferred Business.

(b) Any Permits and Mining Authorizations held by Target with respect to the Target Business and that are required to be updated and any Amonate Permits (collectively, the “Transferred Permits”) may continue to be utilized by Buyer or Target after Closing but shall be appropriately approved for transfer or change in ownership by the Governmental Authorities within the Transfer Period. For purposes of this Agreement, the “Transfer Period” shall mean the 180 day period following the Closing Date, except that the period shall be extended, by written notice from Buyer, for an additional 90 days should any Governmental Authority delay processing and approving of a Permit Transfer Application. Buyer shall reimburse Sellers for any direct costs incurred by Sellers in connection with the maintenance of such Transferred Permits from the Closing Date up to and including the date that such replacements occur.

(c) Additionally, the parties hereto shall use commercially reasonable efforts to submit and, as applicable, cause their respective Affiliates to submit within 20 Business Days (or in the case of any Mining Applications currently under review, as soon as practical following the issuance of such Mining Authorization) after the Closing, transfer applications to the relevant Governmental Authorities, and shall thereafter take all other necessary actions to cause the Permits and Mining Authorizations related to the Transferred Business that prior to the Closing are owned by a Seller or Affiliate of Seller (a “Permit Transferor”) other than Target to be transferred to Target or Buyer as expeditiously as possible, including the Amonate Permits (all such Permits and Mining Authorizations, the “Affected Permits”), but in any event prior to the expiration of the Transfer Period. Until the Affected Permits are transferred to Target or Buyer, Buyer or its designee shall mine the coal on any Real Property subject to the Affected Permits (the “Affected Real Property”) and Target and Buyer will operate in accordance with, any Affected Permit (the “Affected Business”) as an “operator” pursuant to Section 5.10(e). If any Affected Permit is not transferred to the Target at least 180 days prior to the expiration date of such Affected Permit, the Target may, at Buyer’s sole cost and expense (including any guarantee or other similar credit support that Target may reasonably require to backstop any guarantee or other similar credit support provided by such Permit Transferor), require the Permit Transferor to expeditiously submit, or cause any subsidiary thereof to submit, renewal applications for such Affected Permit, including any required increase in bonds relating to such Affected Permits. If Target exercises this right, the Permit Transferor shall, at Buyer’s sole cost and expense, timely submit, and as required shall cause any subsidiary thereof to submit, minor permit modifications and amendments as requested by Target from time to time. Upon issuance of the Affected Permit renewals, the Permit Transferor shall, and shall cause any applicable subsidiary to, proceed to apply for the transfer of the Affected Permits to Target, and shall complete the transfer of the Affected Permit as soon as possible.

(d) For as long as Target or any designee thereof operates the Affected Business on any Affected Real Property as the designated “operator” on behalf of the Permit Transferor under each Affected Permit pursuant to the terms and conditions of the Affected Permit prior to the transfer of “permittee-liability” and the issuance of a successor permit, Target shall comply, and shall cause such designee to comply with all applicable Laws and conditions of, or pertaining to, the Affected Permits after the Closing, and Buyer shall indemnify the Permit Transferor and any applicable subsidiary thereof and hold them harmless from and against all Liabilities incurred or suffered as a result of Target’s or any such designee’s act or omissions under or with respect to each Affected Permit. Target or its Affiliates shall have exclusive control over compliance with the Affected Permit and is hereby authorized to conduct and perform, in connection with compliance therewith, (i) water sampling, analysis and reporting, (ii) seven-day inspections of impoundments and other inspections, surveys, and reports related to impoundments, (iii) annual sediment pond inspections, (iv) emergency plan updates, and (v) similar matters. At Target’s request, the Permit Transferor shall, and shall cause any applicable subsidiary thereof to, assist Target in its obligations hereunder.

(e) Target shall provide the Permit Transferor prompt written notice of any “notice of non-compliance,” “notice of violation,” “cessation order,” “notice of bond forfeiture” or other similar enforcement Action (in any such instance, a “Notice of Violation”) with respect to the Affected Permits after the Closing and prior to final transfer of the Affected Permits to Target or Buyer. In the event that any Notice of Violation is issued to the Permit Transferor or any subsidiary thereof, the Permit Transferor shall provide Target and Buyer with a copy of the same within three Business Days of the Permit Transferor’s or such subsidiary’s receipt of such Notice of Violation. All Liabilities, including all associated Liabilities for remedial work (or other required work) arising as a result of or relating to any Notice of Violation or other notice of default or violation under any Affected Permit, to the extent not resulting from any act or omission of the Permit Transferor, shall be the sole and exclusive responsibility and Liability of Target and shall be cured by Target as soon as reasonably practicable. The Permit Transferor shall have the right to enter on any Affected Real Property subject to the Affected Permits (and to the extent practicable, shall provide reasonable prior notice to Target) for purposes of performing any remediation or reclamation activities necessary to comply with (i) the terms of the Affected Permit(s), (ii) any applicable Law, or (iii) any Governmental Order.

(f) Buyer shall diligently pursue and take all action necessary to remove Sellers and their officers from all of the Transferred Permits and Affected Permits within the Transfer Period. It shall be Buyer’s obligation to expeditiously effectuate the foregoing, which shall include cooperating with the relevant Governmental Authorities, participating in the public comment process, and working with interested parties and neighboring landowners. Buyer shall pay the amount of any and all actual, out of pocket, Losses incurred by Sellers and their respective officers, managers, and/or Affiliates, after Closing, to the extent attributable to Buyer’s failure to have Sellers and their officers removed from the Transferred Permits and Affected Permits during the Transfer Period.

(g) Each party shall promptly inform the other party of any material communication between itself and any Governmental Authority with respect to the transactions contemplated hereby. If any party receives any formal or informal request, for supplemental information or documentary material, from any Governmental Authority with respect to the transactions contemplated hereby, then such party shall cause to be made, as soon as reasonably practical, a response in compliance with such request, with a copy to the other party.

(h) Upon approval by the applicable Governmental Authority with respect to any Transferred Permit or Affected Permit of the change in ownership and control of Target or the transfer of a Transferred Permit or Affected Permit (as the case may be), Buyer shall replace, including causing the release of, the Target Surety Bond associated with such Transferred Permit or Affected Permits and upon release of the Target Surety Bond that was in place as of Closing, so that any cash or other collateral associated with such bond shall be paid over to Sellers by the applicable Governmental Authority holding the same.

(i) In furtherance of Buyer’s obligations under this Agreement, including its obligations under this Section 5.10, Buyer shall, prior to Closing, ensure that it is properly qualified and holds the necessary business licenses in each state, including Virginia, that it necessary to operate the Transferred Business.

Section 5.11 Payment of Indebtedness; Termination of Guarantees.

(a) On or prior to Closing, Sellers shall cause Target to (i) either (1) pay in full to all creditors of Target the amount that is required to release and satisfy the Indebtedness that Target owes to such creditors, or (2) assign such Indebtedness to a Seller or an Affiliate of a Seller (other than Target) pursuant to Section 2.03 without any Liabilities of Target remaining with respect to such Indebtedness, and (ii) cause all Liens (other than Permitted Liens) against the assets of the Transferred Business to be terminated and obtain a release of all such Liens.

(b) On or prior to Closing, Sellers shall cause Target to terminate all Guarantees without any Liabilities of Target remaining thereunder.

Section 5.12 Employment Agreements and Change of Control Agreements. Sellers shall or shall cause Target to: either (a) (i) terminate all Change of Control Agreements and Non-Cancelable Employment Contracts prior to the Closing Date without any Liabilities of any Target or Buyer (after Closing) remaining thereunder, including any payment obligations, and (ii) obtain a release from the other party, or at Buyer’s reasonable request, such other party’s spouse, to the Change of Control Agreements and Non-Cancelable Employment Contracts that is reasonably acceptable to Buyer; or (b) assign such Change of Control Agreements and Non-Cancelable Employment Contracts to a Seller or an Affiliate of a Seller (other than Target) pursuant to Section 2.03 without any Liabilities of Target or Buyer (after the Closing) remaining thereunder.

Section 5.13 Affiliate Arrangements and Intercompany Obligations. Other than the Multi-Use Contracts and those certain subleases between Target (as sublessee) and an Affiliate of Parent (as sublessor) and set forth on Exhibit U, Sellers shall cause the Affiliate Arrangements to be terminated as of or prior to the Closing and all obligations of Target for any Intercompany Obligations to be released effective as of the Closing, without any Liabilities to Target remaining thereunder. The Sellers shall not, and shall cause their respective Affiliates to not, amend or modify any terms and conditions set forth in the subleases set forth in Exhibit U prior to Closing without the prior written consent of Buyer.

Section 5.14 Release by Seller and Parent of Target. Effective as of the Closing Date, each Seller, on behalf of itself and its Affiliates (other than Target) and each Seller’s and their respective Affiliates’ members, shareholders, equity owners, officers, managers, directors and employees (collectively, the “Releasing Parties” (for clarity, Releasing Parties shall not include Target)) does hereby release and forever discharge Target and each of its directors, officers, managers, employees, agents and Representatives (each of which is hereinafter referred to as a “Releasee”) of and from all manner of Actions, causes of action, suits, proceedings, debts, dues, duties, accounts, bonds, covenants, contracts, claims, Liabilities, demands, damages (known or unknown), grievances, executions, judgments, sums of money, demands of any kind whatsoever, both in Law and in equity, whether implied or express, which the Releasing Parties ever had, now has or hereafter can, shall or may have against any Releasee in any way arising out of any act, cause, matter or thing done or omitted to be done whatsoever, occurring at any time up to the Closing Date, including without limitation any claim for indemnification, contribution or similar claim as a result of any Action brought by Buyer pursuant to this Agreement. Each Seller further agrees to not (and shall cause the other Releasing Parties to not) make any claim or take any proceedings against any other Person who might claim contribution or indemnity from the Releasee in respect of the matters released in this Section 5.14. Each Seller further agrees to not (and shall cause the other Releasing Parties to not), directly or indirectly, join, assist, aid or act in concert in any manner whatsoever with any other Person (including any of the other Releasing Parties) in the making of any claim or demand or in the bringing of any proceeding or Action in any manner whatsoever against any Releasee arising out of or in relation to the matters released or discharged in this Section 5.14. This release shall automatically become effective upon the Closing.

Section 5.15 Target Surety Bonds. Except as required by any applicable Law, Permit or Mining Authorization, including any amendment thereto, Seller Parties shall cause Target Surety Bonds to remain in place and not be terminated or modified in any way from the date of this Agreement through the date that the Target Surety Bonds are replaced in accordance with the terms of this Agreement or the Permit Operating Agreement; provided that, if any such Target Surety Bond is not replaced by Buyer or if such Target Surety Bond and all associated collateral is not fully released, in each case, by the end of the Transfer Period or any later date set forth in the Permit Operating Agreement, Buyer shall reimburse Sellers for any and all costs incurred by Sellers with respect to the maintenance of such Target Surety Bonds and/or the retention of such collateral after the Transfer Period.

Section 5.16 Black Lung Benefits. Sellers shall reimburse each Buyer Indemnitee for any Liability imposed on a Buyer Indemnitee for claims of disability due to pneumoconiosis pursuant to the Black Lung Benefits Act, as amended (30 USC § 901, et seq.), the workers’ compensation Laws of any applicable state or commonwealth and applicable regulations thereunder or any other Law or regulation with respect to the above (the “Black Lung Act”), with respect to any: (i) Amonate Business Employee or employee of Target that is not hired or employed by Buyer or its Affiliates after the Closing (ii) any former Amonate Business Employee or former employee of Target whose employment relationship with Target or CAM (or an Affiliate of CAM), as the case may be, terminated prior to the Closing; and (iii) any employee or former employee of a Predecessor Affiliate or any Affiliate of a Predecessor Affiliate who is not an employee of Target upon the Closing. In the event a claim is made against any Buyer Indemnitee with respect to which Buyer believes the provisions of this Section 5.16 apply, Buyer shall promptly give written notice thereof to Parent. Notwithstanding the foregoing, nothing shall preclude each Buyer Indemnitee, as applicable, from raising any defenses available to it pursuant to the Black Lung Act, including, without limitation, the defense that it is not the responsible operator for any such employee pursuing a claim who has not been employed by an applicable Buyer Indemnitee for at least one year after the Closing.

Section 5.17 CONSOL Marks. Except as required to comply with any applicable Transferred Permits during the Transfer Period, Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the terms “CONSOL,” “CNX,” or any trademarks, service marks, slogans or logos containing or comprising the foregoing, or any trademark, service mark, slogan or logo confusingly similar thereto or dilutive thereof (collectively, the “CONSOL Marks”). From and after the Closing, Buyer agrees (on behalf of itself and its Affiliates) that Target shall (a) cease using the CONSOL Marks in any manner, directly or indirectly, and (b) remove, strike over or otherwise obliterate all CONSOL Marks from all assets and all other materials owned, possessed or used by Target by no later than 60 days after Closing, including changing the name of Target. The parties agree, because damages would be an inadequate remedy, that a party seeking to enforce this Section 5.17 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at Law or in equity. This covenant shall survive indefinitely without limitation as to time.

Section 5.18 Insurance. Buyer hereby acknowledges that as of the Closing, Buyer shall be responsible for obtaining and maintaining insurance covering Target, the Amonate Business and the Reserve Property and that, as of the Closing, Seller and Parent shall not be responsible for the maintenance of any insurance policy relating to Target, the Amonate Business and the Reserve Property, including insurance required by any third party to be maintained by Target. In furtherance of the above, Buyer acknowledges and agrees that, effective upon the Closing, the insurance policies of Parent and its Affiliates related to Target, the Amonate Business and the Reserve Property shall be terminated or modified to exclude coverage of Target, the Amonate Business and the Reserve Property after the Closing.

Section 5.19 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Sellers and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.04 of the Disclosure Schedules; provided, however, that no Seller Party or Buyer shall be required to incur any Liability or pay any money in order to obtain any such consent.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use their respective commercially reasonable efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or the other Transaction Documents; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d) (i) Any consent, approval or authorization necessary to preserve any right or benefit under any Amonate Assumed Contract, Reserve Assumed Contract, Property Lease or Contract to which Target is a party is not obtained prior to the Closing, Sellers shall, subsequent to the Closing, cooperate with Buyer and Target in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Sellers shall use its commercially reasonable efforts to provide Target with the rights and benefits of the affected Contract for the term thereof, and, if Sellers provide such rights and benefits, Target shall assume all obligations and burdens thereunder.

(ii) With respect to the Excluded Assets, if any consent, approval or authorization necessary to preserve any right or benefit under any Contract that is an Excluded Asset is not obtained prior to the Closing, Target shall, subsequent to the Closing, cooperate with Sellers in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Target shall use its commercially reasonable efforts to provide Sellers with the rights and benefits of the affected Contract for the term thereof, and, if Target provides such rights and benefits, Sellers shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between any Seller or Target with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f) Notwithstanding the foregoing, except as required by the Reorganization, nothing in this Section 5.19 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, Target or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.20 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of Target relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Target; and

(ii) upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Seller’s or Parent’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI, to the extent such periods exceed the period set forth in this Section 5.20.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or Target after the Closing, or for any other reasonable purpose, for a period of seven years following the Closing, Sellers and Buyer shall:

(i) with respect to Sellers, (1) retain the books and records (including personnel files) of Sellers or any Affiliate of a Seller which relate to Target and its operations, the Amonate Business and the Reserve Property for periods prior to the Closing, and upon reasonable notice, afford the Representatives of Buyer or Target reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records to the extent such periods exceed the period set forth in this Section 5.20; and

(ii) with respect to Buyer, (1) retain the books and records (including personnel files) of Target and its operations, the Amonate Business and the Reserve Property for periods prior to the Closing, and upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records to the extent such periods exceed the period set forth in this Section 5.20;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI to the extent such periods exceed the period set forth in this Section 5.19.

(c) Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.20 where such access would violate any Law.

(d) Neither Buyer nor any Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.20 where such access would violate any Law.

(e) After such seven-year period, before Buyer or any Seller disposes of any such books and records, the disposing party shall give the other party at least 90 days’ prior notice to such effect, and the other party shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such records as the other party may select.

Section 5.21 Closing Conditions From the date hereof until the Closing, each party hereto shall, and Sellers shall cause Target to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the Closing conditions set forth in Article VII hereof.

Section 5.22 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.23 Transfer of Payments and Credits. After the Closing, in the event that Buyer, Target or their respective Affiliates receives any payment or other asset that was included in the Excluded Assets, Buyer shall promptly forward, or cause Target or such Affiliate to forward, such payment to Sellers. After the Closing, in the event that Sellers or any of their respective Affiliates receive any payment or other asset that is related to the Transferred Business after the Closing, Parent shall promptly forward, or cause their its Affiliate to forward, such payment or other asset to Buyer.

Section 5.24 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.25 Bonds, Letters of Credit and Guarantees. Except with respect to the replacement of Target Surety Bonds, Buyer shall, effective no later than 30 days after the Closing Date, cause itself or Target to be substituted in all respects for Seller and its Affiliates, and for Seller and its Affiliates (other than Target) to be released, effective as of no later than 30 days after the Closing Date, in respect of all obligations of Seller and any of its Affiliates (other than Target) under each guarantee, indemnity, surety bond, letter of credit, letter of comfort or other obligation relating to the Transferred Business that are set forth on Exhibit L (each, a “Replacement Guarantee”). Such replacements shall be in the form as Buyer may elect as long as they comply with the requirements of the applicable Governmental Authorities or other Persons.

Section 5.26 Delivery of Titles. Sellers shall use commercially reasonable efforts to deliver to Buyer on the Closing Date all titles to all tangible personal property that are titled assets and included in the Transferred Business, but in no event shall Sellers deliver all such titles to Buyer no later than 30 days after the Closing Date.

Section 5.27 Multi-Use Contracts.

(a) Sellers shall attempt, prior to Closing, and if necessary Sellers and Buyer shall work together following Closing, to (i) use commercially reasonable efforts to obtain, or to cause to be obtained, the consent of third party counterparties to the Multi-Use Contracts to separate the Multi-Use Contracts so that Buyer or Target is party to the portion of the Multi-Use Contract related to the Transferred Business and the Sellers or one of its Affiliates (other than the Target) is party to the portion of the Multi-Use Contract related to the Excluded Assets, which may include obtaining any consent to the partial assignment of such Multi-Use Contract, making arrangements with the counterparty for shared use of the Multi-Use Contract, causing entry into one or more separate or amended Contract(s) with the counterparty or other similar arrangement, and (ii) in the absence of any of the aforementioned being obtained, provide for the benefit of such applicable portion of such Multi-Use Contract to the Transferred Business and/or provide for the benefit of such applicable portion of such Multi-Use Contract to the Excluded Assets, as applicable. If the Sellers, on the one hand, and Buyer or Target, on the hand, provides the benefit of a Multi-Use Contract, from and after the Closing, (A) the Sellers shall indemnify and hold harmless the Buyer Indemnities against any Losses incurred or suffered by such party as a result of the Seller’s or any of its Affiliates performance or failure to perform its obligations under that portion of the Multi-Use Contract applicable to the Excluded Assets after the Closing and (B) the Buyer shall indemnify and hold harmless the Seller Indemnities against any Losses incurred or suffered by such party as a result of Buyer’s or Target’s performance or failure to perform its obligations under that portion of the Multi-Use Contract applicable to the Transferred Business after the Closing.

(b) The parties acknowledge that as of the date of this Agreement Exhibit S, which is intended to set forth the Multi-Use Contracts has not been completed, and the parties agree that they shall work together in good faith and use commercially reasonable efforts to complete Exhibit S prior to the Closing. In the event that Exhibit S is not complete by Closing, the parties shall work in good faith to complete Exhibit S by no later than 30 days after the Closing. Upon completion Exhibit S it shall be deemed to be appended to this Agreement effective as of the date of this Agreement.

Section 5.28 Right of First Refusal on Excluded Target Properties.

(a) Effective as of the Closing, Parent and each Affiliate of Parent shall not, directly or indirectly, enter into any agreement or consummate any transaction relating to (i) the transfer, lease or sublease of any rights related to the Tiller coal seam or any coal seam below the Tiller, and any associated mining rights with respect to such coal seams, that are located within the Buchanan mining area and are retained by Parent or any Affiliate of Parent after the Closing (“Retained Coal Seams”) or (ii) a Change of Control of an Affiliate of Parent that has rights to such Retained Coal Seams, in each case, with any Person other than an Affiliate of Parent (a “Third Party Transaction”), except in compliance with the terms and conditions of Section 5.28.

(b) If, at any time after the Closing, Parent or any Affiliate of Parent receives a bona fide offer for a Third Party Transaction that Parent or any Affiliate of Parent desires to accept (each, a “Third Party Offer”), Parent shall, immediately following receipt of the Third Party Offer, notify Buyer in writing (the “Offer Notice”) of the identity of all proposed parties to such Third Party Transaction and the material financial and other terms and conditions of such Third Party Offer (the “Material Terms”), including, without limitation, the coal seams that are the subject of the Third Party Offer. Each Offer Notice constitutes an offer made by Parent and each applicable Affiliate of Parent to enter into an agreement with Buyer, or Buyer’s designee on the same Material Terms of such Third Party Offer (the “ROFR Offer”).

(c) At any time prior to the expiration of the 90 day period following Buyer’s receipt of the Offer Notice (the “Exercise Period”), Buyer or its designee may accept the ROFR Offer by delivery to Parent of a binding letter of intent containing the Material Terms and any standard and customary conditions applicable to a transaction of this nature, executed by Buyer; provided, however, that Buyer is not required to accept any non-financial terms or conditions contained in any Material Terms that cannot be fulfilled by Buyer as readily as by any other Person or can only be supplied by Person providing the Third Party Offer (e.g., an agreement conditioned upon the services of a particular individual or the supply of services that the Person who made the Third Party Offer provides and the Buyer does not provide).

(d) If, by the expiration of the Exercise Period, Buyer or its designee has not accepted the ROFR Offer, and provided that Parent and each Affiliate of Parent has complied with all of the provisions of this Section 5.28, at any time during the 180 day period following the expiration of the Exercise Period, Parent and each Affiliate of Parent may consummate the Third Party Transaction with the counterparty identified in the applicable Offer Notice, on Material

Terms that are the same or more favorable to Parent and any applicable Affiliate of Parent as the Material Terms set forth in the Offer Notice. If such Third Party Transaction is not consummated within such 180 day period, the terms and conditions of this Section 5.28 will again apply and Parent and each Affiliate of Parent shall not enter into any Third Party Transaction without affording Buyer and its designee the right of first refusal on the terms and conditions of this Section 5.28.

Section 5.29 Notice of Default on Base Leases.

(a) Parent shall immediately notify Buyer in writing (and in no event less than three Business Days after Parent or any Affiliate of Parent has received notice of such default) of any claim of default or breach against Parent or any Affiliate of Parent by any lessor or sublessor of any lease or sublease that has been sublet (in whole or in part) to Buyer, Target or any Affiliate of Buyer and further shall keep Buyer fully and timely informed with respect to the status of any default or alleged default.

(b) Buyer shall immediately notify Parent in writing (and in no event less than three Business Days after Buyer or any Affiliate of Buyer has received notice of such default) of any claim of default or breach against Buyer or any Affiliate of Buyer by any lessor or sublessor of any lease or sublease that has been sublet (in whole or in part) to Parent or any Affiliate of Parent and further shall keep Parent fully and timely informed with respect to the status of any default or alleged default.

Section 5.30 Training Center Lease. The applicable Seller Party or Affiliate of a Seller Party and Target shall enter into fully paid lease for the safety training center near Oakwood, Virginia (to be effective as of the Closing) on terms and conditions that are reasonably acceptable to the parties; provided that, the parties agree that such lease shall not require Buyer, Target or any Affiliate of Buyer to pay any rent or similar payments to any Seller Party or Affiliate of any Seller Party.

Section 5.31 P4 Seam Inclusion Target shall perform any reclamation obligations that are required under applicable Law with respect to the P4 Seam Inclusion as and when required pursuant to applicable Law.

ARTICLE VI TAX MATTERS

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Sellers and their Affiliates and Representative (and, prior to the Closing, Target) shall not, to the extent it may affect, or relate to, Target, the Amonate Real Property, Amonate Assets or the Reserve Property make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction inconsistent with past practice that would have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer or Target in respect of any Post-Closing Tax Period. Sellers agree that Buyer is to have no Liability for any Tax resulting from any action of Sellers, their Affiliates or their Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, Target) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax, if any) shall be borne and paid one half by Sellers and one half by Buyer when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by Target after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Parent (together with schedules, statements and, to the extent requested by Parent, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. If Parent objects to any item on any such Tax Return, it shall, within five days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Parent shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Parent are unable to reach such agreement within five days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Parent. The preparation and filing of any Tax Return of Target that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon Target shall be terminated as of the Closing Date. After such date neither Target, any Seller nor any of Parent’s Affiliates and their respective Representatives shall have any further rights or Liabilities thereunder.

Section 6.03 Tax Indemnification. Except to the extent treated as a Liability in the calculation of Closing Working Capital, Sellers shall jointly and severally indemnify Target, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.24;

(b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of Target or relating to the Target Business, the Amonate Real Property, Amonate Assets or the Reserve Property for all Pre-Closing Tax Periods; (d) all Taxes of Parent or any Affiliate of Parent (other than Target) or of any member of an affiliated, consolidated, combined or unitary group of which Target (or any predecessor of Target) is or was a member on or prior to the Closing Date by reason of a Liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any Person imposed on Target arising under the principles of transferee or successor liability or by Contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Sellers shall reimburse Buyer for any such Taxes and other Losses that are the responsibility of Sellers pursuant to this Section 6.03 within ten Business Days after payment of such Taxes and/or Losses by Buyer or Target.

Section 6.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05 Contests. Buyer agrees to give written notice to Parent of the receipt of any written notice by Target, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect the right to indemnification hereunder by Buyer, Target or any Buyer Indemnitee unless such failure causes a substantial adverse effect upon Parent. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Parent shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Parent.

Section 6.06 Cooperation and Exchange of Information. Parent and Sellers shall provide each other with such cooperation and information as each of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes covered under this Article VI. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax covered under this Article VI for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters covered under this Article VI for any taxable period beginning before the Closing Date, Parent or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.07 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Base Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.08 Tax Refunds. Parent shall be entitled to any Tax refunds or credits that are received by the Buyer or Target attributable to Taxes paid with respect to any Pre-Closing Tax Period. Buyer shall pay over to Parent any such refund or the amount of any such credit within 10 Business Days after actual receipt of such refund (or credit in lieu of such refund) or actual realization of such credit against Taxes. After the Closing, Buyer shall cause Target to continue to work in good faith and use commercially reasonable efforts to diligently prosecute any Tax refund claims in order to legally maximize and obtain any such Tax refunds or credits. Buyer shall request a refund (rather than a credit in lieu of such refund) with respect to all Pre-Closing Tax Periods.

Section 6.09 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.24 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 30 days.

Section 6.10 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) HSR. The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) Restraints. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof. No Action shall have been commenced against Buyer or any Seller Party, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(c) Government Approvals. Seller Parties shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 (other than those that are contemplated in Section 5.10), in each case, in form and substance reasonably satisfactory to Buyer and Seller Parties, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller Parties contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except, in each case, (1) to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects as of the specified date and (2) representations and warranties that are already qualified by a materiality standard shall be true and correct in all respects on and as of the Closing Date.

(b) Covenants. Seller Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by each of them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller Parties shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) Consents. All approvals, consents and waivers from any Person (other than a Governmental Authority) that are listed on Section 7.02(c) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing and all notices listed on Section 7.02(c) of the Disclosure Schedules shall have been sent to the applicable Person.

(d) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(e) Resignations. Buyer shall have received resignations of the managers and officers of Target pursuant to Section 5.06.

(f) Good Standing. Sellers shall have delivered to Buyer a good standing certificate (or its equivalent) for Target and each Seller, from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which each such Seller is organized and with respect to Target only, from each state where Target operates its business.

(g) Lien Releases. Termination statements or other instruments that are reasonably satisfactory to Buyer to release any Liens (other than Permitted Liens) against the Membership Interests, assets of Target, the Amonate Real Property, Amonate Assets and the Reserve Property, including, without limitation, the Liens related to the Contracts referred to in Section 3.02(a) of the Disclosure Schedules.

(h) Gas Agreements. Target and the applicable Affiliates of Parent shall have duly executed and delivered the agreements in the form of Exhibit M-1, Exhibit M-2, Exhibit M-3, Exhibit M-4 and Exhibit M-5. (the “Gas Agreements”).

(i) Prior Gas Agreements. Other than Permitted Liens, all executory Contracts between Target and Parent or any Affiliate of Parent related to Gas or the Capture of Gas that were in place prior to the Closing shall be terminated, null and void, including, without limitation,

(j) Option Agreement. CONSOL Amonate Facility LLC shall have duly executed and delivered that certain option agreement in form of Exhibit N that grants Buyer an option to purchase the Option Assets (the “Option Agreement”).

(k) Transition Services Agreement. Parent shall have duly executed and delivered to Buyer a transition services agreement (the “Transition Services Agreement”) substantially in the form of Exhibit O and with schedules that are reasonably acceptable to Buyer.

(l) Permit Operating Agreement. The appropriate Affiliate of Parent shall have duly executed and delivered a permit operating agreement in the form of Exhibit R.

(m) FIRPTA. A FIRPTA affidavit duly executed by Sellers in form and substance that is reasonably acceptable to Buyer.

(n) Assignment. CMHC shall have duly executed and delivered the Assignment to Buyer.

(o) Instruments of Transfer. Each Asset Seller shall have duly executed and delivered instruments of transfer (such as bills of sale and assignment and assumption agreements, lease assignment agreements and deeds) with respect to the Amonate Real Property,

Amonate Assets, the Assumed Liabilities and the Reserve Property, all in form and substance reasonably acceptable to Buyer, but in no event shall such instruments be inconsistent with the terms of this Agreement (the “Instruments of Transfer”).

(p) Other Transaction Documents. The other Transaction Documents (other than the Assignment, Instruments of Transfer and this Agreement) shall have been duly executed and delivered by the parties thereto (other than Buyer) and true and complete copies thereof shall have been delivered to Buyer.

(q) Target Benefit Plans. Sellers shall cause the termination of participation within any Target Benefit Plan, including any safety related programs, of all employees, officers or directors of Target and any Amonate Business Employee who will be hired by Buyer after the Closing, effective as of the Closing Date and provide written documentation of such termination to Buyer in    form and substance reasonably acceptable to Buyer

(r) Bring Down Certificate. Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller Party, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(s) Certified Resolutions. Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller Party certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors, managers, managing member or members (as applicable) of each Seller Party authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(t) Seller Party Incumbency Certificate. Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller Party certifying the names and signatures of the officers or authorized representative of such Seller Party authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder.

(u) Reorganization. The Excluded Assets and Excluded Liabilities shall be transferred, conveyed and assigned to, and accepted and assumed by, a Seller or Affiliate of Seller, in a manner reasonably satisfactory to Buyer and in accordance with the terms of this Agreement and all assets that are transferred into Target in accordance with Section 2.03(b) shall be transferred, conveyed and assigned to Target in a manner reasonably satisfactory to Buyer and in accordance with the terms of this Agreement.

(v) Release for Gas Claims. Parent shall deliver to Buyer a duly executed release from Parent and CNX Gas Company LLC, in form and substance reasonably acceptable to Buyer, that releases Buyer, Target and their Affiliates from any and all claims by Parent, CNX Gas Company LLC or any Affiliate of Parent that may arise in the future and arising from or related to any Gas that is released from the Target Mine, the Reserve Property or the Amonate Real Property through regular mechanical mine fan ventilation required by approved ventilation plans.

(w) Other Instruments. Seller Parties shall have duly executed and delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Seller Parties. The obligations of Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller Parties’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except, in each case, (1) to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects as of the specified date and (2) representations and warranties that are already qualified by a materiality standard shall be true and correct in all respects on and as of the Closing Date.

(b) Covenants. Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) Option Agreement. Buyer shall have duly executed and delivered the Option Agreement.

(d) Transition Services Agreement. The Buyer shall have duly executed and delivered to Parent the Transition Services Agreement substantially in the form of Exhibit O and with schedules that are reasonably acceptable to Parent.

(e) Permit Operating Agreement. Buyer shall have duly executed and delivered a permit operating agreement in the form of Exhibit P.

(f) Instruments of Transfer. Buyer shall have duly executed and delivered to Sellers any Instruments of Transfer that Buyer is required to sign, in form and substance that is reasonably acceptable to Sellers but in no event shall such instruments be inconsistent with the terms of this Agreement.

(g) Other Transaction Documents. The Transaction Documents (other than this Agreement) shall have been duly executed and delivered by the parties thereto (other than a Seller Party or Affiliate of a Seller Party) and true and complete copies thereof shall have been delivered to Parent.

(h) Bring Down Certificate. Parent shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(i) Certified Resolution. Parent shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer’s sole member certifying that attached thereto are true and complete copies of all resolutions adopted by the manager and sole member of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(j) Incumbency Certificate. Parent shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer’s sole member certifying the names and signatures of the officers or authorized representatives of Buyer or Buyer’s sole member authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder.

(k) Base Purchase Price. Buyer shall have delivered to Sellers cash in an amount equal to the portion of the Base Purchase Price that is payable to Sellers pursuant to the terms of this Agreement by wire transfer in immediately available funds, to an account designated at least two Business Days prior to the Closing Date by Sellers in a written notice to Buyer.

(l) Escrow Amount. Buyer shall have delivered to Escrow Agent the Escrow Amount by wire transfer in immediately available funds, to an account designated at least two Business Days prior to the Closing Date by Escrow Agent in a written notice to Buyer.

(m) Other Instruments. Buyer shall have duly executed and delivered to Seller Parties such other documents or instruments as Seller Parties reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.24 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is two years from the Closing Date; provided, that the representations and warranties in (i) Section 3.01, Section 3.02, Section 3.04(a) and (d), Section 3.05, Section 3.27, Section 4.01, Section 4.02(a) and Section 4.04 shall survive indefinitely (the “Fundamental Representations”), (ii) Section 3.21 and Section 3.22 shall survive until the fifth anniversary of the Closing Date. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Sellers. Subject to the other terms and conditions of this Article VIII, Sellers shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates (including Target) and their respective Representatives (collectively, the “Buyer Indemnities”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnities based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in Article III (other than in respect of Section 3.24, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller Party (other than any breach or non-fulfillment of Target that arises after the Closing Date) pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c) the Excluded Assets;

(d) the Excluded Liabilities;

(e) any Liabilities arising from any Benefit Plan of Parent or any of its Affiliates (including the Target Benefit Plans);

(f) any Liabilities related to or arising from a claim by any Person that Buyer, Target or any Affiliate of Buyer after the Closing caused the loss of mining, marketing or selling of any coal within the Tiller coal seam or any coal seam below the Tiller coal seam that is located within the Buchanan Mine Area or Amonate Boundary Area and such coal seam was not included as part of the Transferred Business;

(g) other than any obligations of Target or Buyer under any Gas Agreement, any Liabilities arising from or related to any claim made by any successor to Parent or any Affiliate of Parent arising from or related to subsidence (or other similar damage) to any surface property that is an Excluded Asset or is otherwise retained by Parent or any Parent Affiliate and is within the Buchanan Mine Area, the Amonate Boundary Area, the Russell County Reserve Area or the Pangburn Shaner Fallowfield Reserve Area;

(h) any Liabilities arising from or related to the breach by Parent or any Affiliate of Parent of any Multi-Use Contract or any lease or sublease of any Real Property that is further sublet by Parent or any Affiliate of Parent to Buyer or Target in accordance with the terms of this Agreement, including, without limitation the termination of any such Contract; or

(i) any Liabilities arising from or related to the P4 Seam Inclusion, including, without limitation, all reclamation obligations, provided that, Buyer does not use the P4 Seam Inclusion in its mine operations.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Parent and its Affiliates and their respective Representatives (collectively, the “Seller Indemnities”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnities based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in Article IV, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI);

(c) the Assumed Liabilities; or

(d) any Liabilities arising from or related to the breach by Buyer or Target after Closing of any Multi-Use Contract, including, without limitation the termination of any such Contract.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Sellers shall not be liable to the Buyer Indemnities for indemnification under Section 8.02(a) (other than a breach of the Fundamental Representations or the representations and warranties set forth in Section 3.22 by any Seller Party) for any individual item or series of related items the Losses relating thereto is less than $25,000 (the “De Minimis Threshold”) and until the aggregate amount of all Losses (other than any Losses that did not exceed the De Minimis Threshold) in respect of indemnification under Section 8.02(a) exceeds $1,500,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from $250,000. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) (other than a breach of the Fundamental Representations or the representations and warranties set forth in Section 3.22 by any Seller Party) and Section 8.02(b) shall not exceed $21,000,000 (the “Cap”).

(b) Buyer shall not be liable to the Seller Indemnities for indemnification under Section 8.03(a) (other than Buyer’s Fundamental Representations) for any individual item or series of related items the Losses relating thereto is less than the De Minimis Threshold and until the aggregate amount of all Losses (other than any Losses that did not exceed the De Minimis Threshold) in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from $250,000. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) (other than Buyer’s Fundamental Representations) and Section 8.03(b) shall not exceed the Cap.

(c) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, other than all references to the term Material Contracts.

(d) The amount of any Losses subject to indemnification under this Article VIII shall be calculated net of any insurance proceeds or any indemnity, contribution or other similar payment received by the Indemnified Party or any of its Affiliates from any third party with respect thereto.

(e) Buyer shall not be entitled to indemnification pursuant to this Article VIII for any Losses to the extent that such Losses are included in the calculation of Closing Working Capital.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of Target, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.09) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may assume the defense of such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to Target’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.24 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Base Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Exclusive Remedies. Subject to Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or willful misconduct.

ARTICLE IX TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller Parties and Buyer;

(b) by Buyer by written notice to Parent if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by any Seller Party within 15 days of Seller Party’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2016, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, provided that such date may be extended by Parent with notice to Buyer to the extent necessary to satisfy the condition in Section 7.01(a);

(c) by Seller Parties by written notice to Buyer if:

(i) no Seller Party is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within 15 days of Buyer’s receipt of written notice of such breach from Seller Parties; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2016, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, provided that such date may be extended by Buyer with notice to Parent to the extent necessary to satisfy the condition in Section 7.01(a); or

(d) by Buyer or Seller Parties in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Buyer and Seller Parties shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Section 10.02 Consequential Damages Waiver. NO PARTY SHALL UNDER ANY CIRCUMSTANCES BE RESPONSIBLE FOR ANY INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, TREBLE, STATUTORY OR CONSEQUENTIAL DAMAGES OR LOSSES, ARISING OUT OF OR RELATED IN ANY WAY TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT OR ACTIONS OR INACTIONS OF THE PARTIES TO THIS AGREEMENT THAT ARISE OR RELATE TO THAT PARTY’S PERFORMANCE UNDER THIS AGREEMENT, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE OTHER PARTY IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY SUCH OTHER PARTY EXCEPT TO THE EXTENT THAT SUCH DAMAGES HAVE BEEN PAID OR ARE PAYABLE BY AN INDEMNIFIED PARTY HEREUNDER TO A PERSON WHO IS AN UNAFFILIATED THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM. SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNITIES AND THE SELLER, ON BEHALF OF EACH OF SELLER INDEMNITIES,

WAIVE ANY RIGHT TO RECOVER ANY INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, TREBLE, STATUTORY OR CONSEQUENTIAL DAMAGES OR LOSSES, ARISING OUT OF OR RELATED IN ANY WAY TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT OR ACTIONS OR INACTIONS OF THE PARTIES TO THIS AGREEMENT THAT ARISE OR RELATE TO THAT PARTY’S PERFORMANCE UNDER THIS AGREEMENT.

Section 10.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to Seller Parties:	c/o CONSOL Energy, Inc. 1000 CONSOL Energy Drive Canonsburg, PA 15317 Attention: Stephanie Gill Email: stephaniegill@consolenergy.com with a copy to (which shall not constitute notice):

Buchanan Ingersoll & Rooney PC

One Oxford Centre, 20th Floor

301 Grant Street

Pittsburgh, PA 15219

Attention: Lew Davis and Brian Novosel

Email: lewis.davis@bipc.com and brian.novosel@bipc.com

And

Steptoe & Johnson PLLC

Chase Tower, 17th Floor

707 Virginia Street, East

Charleston, WV 25301

Attention: Sharon Flanery

Email:sharon.flanery@steptoe-johnson.com

If to Buyer:	Coronado IV LLC 57 Danbury Road, Suite 201 Wilton, Connecticut 06897 Attention: Gerry Spindler Facsimile No.: (203) 761-4953 Email: gspindler@coronadocoal.com

with a copy to (which shall not constitute notice):	Dinsmore & Shohl LLP 215 Don Knotts Blvd., Suite 310 Morgantown, WV 26501 Attn: F. Thomas Rubenstein Phone: (304) 296-1100 Fax: (304) 296-6116 Email: thomas.rubenstein@dinsmore.com

Section 10.04 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07 Entire Agreement.

(a) This Agreement together with the Transaction Documents constitute the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

(b) Each party acknowledges that the other party(ies) make no representation or warranty to the other parties except as specifically made in this Agreement or in any other Transaction Document. In particular, Buyer acknowledges that except as expressly set forth in this Agreement and the other Transaction Documents, Seller Parties make no representation or warranty to Buyer with respect to (i) the information set forth in the Confidential Information Memorandum distributed Deutsche Bank Securities Inc. in connection with the transactions contemplated hereby, (ii) the information provided in any management presentation made in connection with the transactions contemplated hereby, (iii) any financial projection or forecast relating to Target, (iv) the mineability, washability, volume, quantity or quality or recoverability, of coal or reserves in, on or under the Properties or the feasibility of any mine plans or the marketability or salability of any such coal from such mines, or (v) the geological or engineering condition of any of the Properties, including soundness, stability or surface or strata support. With respect to any such projection or forecast delivered by or on behalf of Seller Parties to Buyer, Buyer acknowledges that (1) there are uncertainties inherent in attempting to make such projections and forecasts, (2) Buyer is familiar with such uncertainties, (3) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and (4) Buyer shall have no claim against Seller Parties with respect thereto.

(c) Buyer acknowledges that it has conducted to its satisfaction an investigation and verification of the financial condition, operations, assets, Liabilities and properties of Target and the Transferred Business and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own investigation and verification and the representations and warranties of Seller Parties set forth in this Agreement, as qualified by the Disclosure Schedules. THE REPRESENTATIONS AND WARRANTIES BY SELLER PARTIES SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY SELLER PARTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. With respect to all materials specifically referenced in this Agreement as having been delivered or made available to

Buyer, such materials shall be deemed to have been delivered or made available to Buyer if such materials were posted to the online data site or delivered to Buyer at least one Business Day prior to the date of this Agreement.

Section 10.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Seller may assign its rights to any wholly-owned subsidiary of Parent and Buyer may assign its rights to a wholly-owned subsidiary of Buyer, provided that no such assignment shall release a party from any of its obligations hereunder.

Section 10.09 No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES

THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PROVISION.

Section 10.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.14 Counsel for Parent.

(a) Recognizing that Buchanan Ingersoll & Rooney PC and Steptoe & Johnson PLLC (collectively “Parent Counsel”) have acted as legal counsel to Parent, the Sellers, the Target and their respective Affiliates prior to the Closing, and that Parent Counsel intends to act as legal counsel to the Sellers and Parent after the Closing, each of the Buyer and the Target hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Parent Counsel representing Parent, the Sellers and/or its Affiliates after the Closing as such representation may relate to the Buyer, Target or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between Parent, the Sellers and its Affiliates in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Parent and the Sellers and their Affiliates (and not Target). Accordingly, Target shall not have access to any such communications, or to the files of Parent Counsel relating to such engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) Parent, the Sellers and its Affiliates (and not Target) shall be the sole holders of the attorney-client privilege with respect to such engagement, and Target shall not be a holder thereof, (ii) to the extent that files of Parent Counsel in respect of such engagement constitute property of the client, only Parent, the Sellers and its Affiliates (and not Target) shall hold such property rights, provided that, Target shall continue to have property rights in and with respect to any files of Parent Counsel that relate to Parent Counsel’s representation of Target to the extent such representation related to the Transferred Business and was not related to the negotiation, documentation and consummation of the transactions contemplated hereby and (iii) Parent Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Target (other than those files in which Target retained property rights as noted above) by reason of any attorney-client relationship between Parent Counsel and Target or otherwise.

(b) Recognizing that Dinsmore & Shohl LLP (the “Buyer Counsel”) have acted as legal counsel to Buyer, and its Affiliates prior to the Closing and has in the past acted as counsel to Parent or Affiliates of Parent, and that Buyer Counsel intends to act as legal counsel to Buyer, Target and their respective Affiliates after the Closing, Parent hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Buyer Counsel representing Buyer and/or its Affiliates after the Closing as such representation may relate to the Buyer, Target or the transactions contemplated herein.

Section 10.15 Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Disclosure Schedule referenced by a particular section or subsection in this Agreement shall be deemed to have been disclosed with respect to every other section and subsection in this Agreement if the relevance of such disclosure to such other section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the ordinary course of business, (c) be deemed or interpreted to expand the scope of the representations and warranties contained in Article III, or the obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (f) constitute, or be deemed to constitute, an admission or indication by the a Seller Party that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CONSOL AMONATE MINING COMPANY LLC		CONSOL ENERGY, INC.

By	/s/ Stephen W. Johnson	By	/s/ Nicholas J. DeIuliis
Name:	Stephen W. Johnson	Name:	Nicholas J. DeIuliis
Title:	Vice President	Title:	Director, President and Chief Executive Officer

CONSOL MINING COMPANY LLC		CONSOL MINING HOLDING COMPANY LLC

By	/s/ Stephen W. Johnson	By	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson	Name:	Stephen W. Johnson
Title:	Vice President	Title:	Vice President

CNX LAND LLC		CONSOL BUCHANAN MINING COMPANY LLC

By	/s/ Stephen W. Johnson	By	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson	Name:	Stephen W. Johnson
Title:	Vice President	Title:	Vice President

CNX MARINE TERMINALS INC.		CNX RCPC LLC

By	/s/ Stephen W. Johnson	By	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson	Name:	Stephen W. Johnson
Title:	Vice President	Title:	Vice President

CONSOL PENNSYLVANIA COAL COMPANY LLC		CONSOL AMONATE FACILITY LLC

By	/s/ Stephen W. Johnson	By	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson	Name:	Stephen W. Johnson
Title:	Vice President and Secretary	Title:	Vice President

CORONADO IV LLC

By	/s/ G. R. Spindler
Name:	G. R. Spindler
Title:	Chairman and Chief Executive Officer

[Signature Page for the Membership Interest and Asset Purchase Agreement]